As filed with the Securities and Exchange Commission on December 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

SURGALIGN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3842	83-2540607
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 315

Deerfield, Illinois

(224) 303-4651

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Jonathon M. Singer

Chief Financial and Operating Officer

Surgalign Holdings, Inc.

520 Lake Cook Road, Suite 315

Deerfield, Illinois 60015

(877) 343-6832

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Seth H. Katz Michael P. Heinz Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 (312) 853-7000	Alan F. Denenberg Emily Roberts Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	$86,250,000	$9,409.88

(1)	Includes the offering price of additional shares of common stock that the underwriters have an option to purchase. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 30, 2020

Preliminary Prospectus

                 Shares

SURGALIGN HOLDINGS, INC.

Common Stock

$                per share

We are offering                shares of our common stock. Our common stock is listed on The Nasdaq Global Select Market under the symbol “SRGA.” On December 29, 2020, the last reported sale price for our common stock on The Nasdaq Global Select Market was $2.38 per share.

Investing in our common stock involves substantial risks. Please read carefully the section entitled “Risk Factors ” beginning on page 12 of this prospectus, as well as the other information included or incorporated by reference in this prospectus, before buying any shares of our common stock.

	Per Share	Total(2)
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We will reimburse the underwriters for certain expenses. See the section entitled “Underwriting” for additional disclosure regarding underwriting discounts, commissions and expenses.
(2)	Assumes no exercise of the underwriters’ option to purchase additional shares described below.

We have granted the underwriters an option to purchase up to an additional                  shares of our common stock from us at the public offering price, less the underwriting discounts and commissions, at any time within 30 days from the date of this prospectus.

Delivery of the shares is expected to be made on                 , 2021.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Piper Sandler		Cantor
BTIG	Craig-Hallum Capital Group	Lake Street

The date of this prospectus is                 , 2021

i

ABOUT THIS PROSPECTUS

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information in this prospectus and the documents incorporated herein, and in any related free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the dates of those respective documents and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any related free writing prospectus, or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference herein, and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision.

We are offering to sell, and seeking offers to buy, our shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus or any free writing prospectus we have authorized for use in connection with this offering and the offering of shares of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus or any free writing prospectus we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of our shares of common stock and the distribution of this prospectus and any free writing prospectus we have authorized for use in connection with this offering outside the United States. This prospectus and any free writing prospectus we have authorized for use in connection with this offering do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus or any such free writing prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We urge you to carefully read this prospectus, together with the information incorporated herein by reference as described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” and any free writing prospectus that we have authorized for use in connection with this offering. These documents contain important information that you should consider when making your investment decision.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Surgalign,” “Company,” “we,” “us” and “our” or similar references to refer to Surgalign Holdings, Inc., a Delaware corporation, together with its consolidated subsidiaries.

This prospectus includes our trademarks, trade names and service marks, all of which are our property and are protected under applicable intellectual property laws. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks may appear in this prospectus without the ®, ™ and SM symbols, but such references are not intended to indicate, in any way, that we or the applicable owner forgo or will not assert, to the fullest extent permitted under applicable law, our rights or the rights of any applicable licensors to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

ii

INDUSTRY AND MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights certain information contained in greater detail elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. Accordingly, you should carefully read this entire prospectus, any related free writing prospectus that we have authorized for use in connection with the offering, and the documents incorporated by reference herein, including the information included under the heading “Risk Factors” in this prospectus, before you invest in our common stock.

Surgalign

We are a global medical technology company focused on advancing the science of spine care by delivering innovative solutions, including the application of digital technologies, to drive superior patient outcomes. We have a broad portfolio of spinal hardware implants, including solutions for fusion procedures in the lumbar, thoracic, and cervical spine, motion preservation solutions for the lumbar spine, and a minimally invasive surgical implant system for fusion of the sacroiliac joint. We also have a portfolio of advanced and traditional orthobiologics, or biomaterials. In addition to our spinal hardware and biomaterials portfolios, we are developing a digital surgery platform that we call ARAI, for Augmented Reality and Artificial Intelligence, which we believe is one of the most advanced artificial intelligence technologies being applied to surgery, designed to automatically segment, identify, and recognize patient anatomy to autonomously assist the surgeon throughout the surgical procedure. This proprietary artificial intelligence-based platform system is an intelligent anatomical mapping technology designed to assist surgeons by allowing them to remain in safe anatomical zones, and to enhance surgical performance. We plan to leverage our digital surgery platform to improve patient outcomes and drive adoption of our spinal hardware implants and biomaterials products. We are developing a pipeline of new innovative technologies that we plan to integrate with our digital surgery platform.

Our product portfolio of spinal hardware implants and biomaterials products address an estimated $12.7 billion global spine market. We estimate that our current portfolio addresses nearly 87% of all surgeries utilizing spinal hardware implants and approximately 70% of the biomaterials used in spine-related uses. Our portfolio of spinal hardware implants consists of a broad line of solutions for spinal fusion in minimally invasive surgery (“MIS”), deformity, and degenerative procedures; motion preservation solutions indicated for use in one- or two-level disease; and an implant system designed to relieve sacroiliac joint pain.

Our biomaterials products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following spinal surgery. Our biomaterials product portfolio includes cellular allografts, demineralized bone matrices (“DBMs”), and synthetic bone growth substitutes that have a balance of osteoinductive and osteoconductive properties to enhance bone fusion rates following spinal surgery. Our two next-generation viable cellular allograft bone matrix products, ViBone and ViBone Moldable, also deliver osteogenic properties.

To complement our spinal hardware and biomaterials portfolios, we are developing a proprietary digital surgery platform called ARAI, which is a freestanding surgical guidance system that combines 3D visualization, data analytics, and machine learning, without interrupting the current surgical workflow. We believe it is one of the most advanced artificial intelligence technologies being applied to surgery, designed to automatically segment, identify, and recognize patient anatomy to autonomously assist the surgeon throughout the procedure. ARAI has been designed to address the limitations of current computer-assisted spine surgery and spine robotics systems that lack 3D visualization, patient anatomy recognition, and data analytics and that may have long setup requirements and lengthy registration times that can add significant amounts of time to the overall procedure.

ARAI combines (i) advanced augmented reality to provide the surgeon with an “X-ray vision”-like 3D overlay rendering of the patient’s anatomy, (ii) automated image processing and modular spine level identification and segmentation so the system knows the patient’s anatomy to enhance navigation, (iii) autonomous planning software and implant selection, and (iv) artificial intelligence and predictive analytics to provide autonomous guidance for preoperative and intraoperative surgeon decision-making. ARAI’s artificial intelligence has the ability to recognize the difference between patient anatomy, such as a nerve root and a blood vessel, and help identify anatomy within complex areas of the spine, where it is easy to miscount levels. ARAI has been designed with a unique setup process of quickly establishing the synchronization between virtual images and the patient’s real anatomy, a process called registration. Many other computer-assisted spine surgery and robotics systems have long setup requirements and registration times that can result in surgery delays, leading to inefficiencies that are cited as a major reason why surgeons have not yet widely adopted navigation and robotic technology. ARAI has been designed to provide surgeons with real-time perioperative information such as alerts and suggestions to ensure the correct operative plan is being followed, decrease surgical complications, reduce surgical times, and improve patient outcomes. We plan to make an FDA 510(k) premarket submission for our ARAI platform in the first quarter of 2021 and submit a CE mark application in Europe in 2022.

We plan to develop and commercialize several next-generation features for the ARAI platform, including smart instrumentation, integration with robotic platforms, patient-specific 3D printed implants, and diagnostic and predictive analytics. These surgical devices will be designed with tracking technology intended to allow real-time 3D visualization and positioning of the instruments in the surgical field and autonomous safety features to aid in surgical precision and help avoid potential damage to surrounding tissue and neurological structures. We are designing ARAI to be integrated with existing robotic platforms to make them “smart” by identifying relevant anatomy. In addition, we are designing the ARAI platform with a software application to enable patient-specific implants with exact dimensions, shape, and contour based on a patient’s specific bone density and height. We are also developing a novel diagnostic and predictive analytics capability using machine learning that leverages a large volume of patient data with known outcomes to allow for autonomous identification of spinal pathology.

We currently market and sell our products to hospitals, ambulatory surgery centers, and healthcare providers in the United States and in more than 40 countries worldwide. Our U.S. sales organization consists of area sales directors and regional product specialists who oversee a network of independent spine and orthobiologics distributors who receive commissions for sales that they generate. Our international sales organization is composed of a sales management team that oversees a network of direct sales representatives, independent spine and orthobiologics distributors, and stocking distributors. International sales represented approximately 17% of our pro forma revenue for the year ended December 31, 2019 and 17% of our pro forma revenue for the nine months ended September 30, 2020 (which pro forma revenue information takes into account the disposition of our OEM businesses).

For the year ended December 31, 2019 our pro forma revenue was $117.4 million and for the nine months ended September 30, 2020 our pro forma revenue was $75.6 million. For the year ended December 31, 2019 our pro forma net loss from continuing operations was $342.4 million and for the nine months ended September 30, 2020 our pro forma net loss from continuing operations was $76.5 million.

Industry Overview

The global spine surgery industry can be broken into various markets that align with the treatment procedures for patients suffering with back-related pain and other conditions.

Spine Implants

The global spine implants annual market opportunity was estimated at $9.9 billion in 2019, with most revenues being generated from spinal fusion devices. Fusion devices are designed and developed to aid in the restoration of spinal alignment and to provide fixation during the fusion process. Conversely, motion preservation devices are designed predominantly to stabilize the spine and allow for motion of the segments. Spine implants can be surgically applied via traditional open surgery or via minimally invasive surgery. We provide devices in both segments of the spine implant market and via both surgical methodologies.

Biomaterials

The global biomaterials annual market opportunity was estimated at $2.8 billion in 2019. The biomaterials segment covers a large range of bone growth substitutes, including growth factors, cellular allografts, DBMs, traditional allografts, and synthetic bone graft substitutes. Biomaterials are utilized during spine surgery procedures to promote fusion by substituting or augmenting the normal regenerative capacity of bone.

Enabling Technologies

A relatively new and emerging segment to the spine surgery market is enabling technologies. These technologies are designed to aid surgeons in the treatment of spinal conditions by providing information and tools to enhance treatment planning and execution. Major categories within this segment include surgical navigation systems, robotic targeting devices and pre-surgical planning software. The enabling technologies annual market opportunity (including spine and other surgical procedures) was estimated at $287 million in 2019 (based on U.S. revenue) and is expected to grow to approximately $540 million by 2024.

Our Strategy

Our goal is to establish ourselves as a global innovator of novel and proprietary technologies and become a leader in the spine market. To achieve our goal, we are pursuing the following strategies:

•

Leverage our digital surgery platform to improve patient outcomes and drive adoption of our spine implants and biomaterials products. We believe ARAI is one of the most advanced artificial intelligence technologies being applied to surgery and we believe it will decrease surgical complications, reduce surgical times, and improve patient outcomes. If we receive regulatory clearance for ARAI, we believe the highly innovative nature of the technology will provide us with access to a broader surgeon customer base and may enhance our overall brand awareness as an innovative spine surgery company. We also believe that surgeon adopters of our ARAI platform may broadly adopt our spinal hardware and biomaterials products.

•

Develop and commercialize an increased cadence of innovative spine implants and biomaterials products. We plan to leverage our current strengths and invest in our research and development platform in order to expand our product portfolio and develop next-generation, clinically validated products. We also plan to create seamless integration between our products and procedures and our digital surgery platform.

•

Validate our innovative products with clinical evidence. We have a history of investing in clinical efficacy and outcomes studies to validate our products with peer-reviewed clinical evidence, and we are investing in building a larger research and clinical affairs team that will bolster our clinical evidence. We plan to continue collaborating with our surgeon customers and key opinion leaders to share clinical data analyses through peer-reviewed scientific publications and conference presentations to the spine surgery and medical community. We believe such clinical data will bring increased awareness of our products and technologies, and attract surgeon and patient interest.

•

Grow our international business. We plan to focus our international commercial efforts on certain key markets that we believe represent a current annual market opportunity of $1.0 billion. In the next twelve months, we plan to launch multiple new products outside the United States, including the HPS 2.0 pedicle screw system for motion preservation, the Streamline F fenestrated fixation system for MIS and open procedures, and several 3D printed titanium interbody implants.

•

Strategically pursue acquisition, license, and distribution opportunities. We have experience identifying acquisition, license, and distribution opportunities and integrating new technologies to complement our product portfolio. We plan to strategically use these business development activities to supplement our internal innovations and fill key product portfolio needs.

Recent Developments

OEM Disposition

On July 20, 2020 we completed the sale of our former OEM businesses to an entity owned and controlled by Montagu Private Equity LLP pursuant to that certain Equity Purchase Agreement, dated as of January 13, 2020, by and between us and Ardi Bidco Ltd. (the “Buyer”) (as amended, the “OEM Purchase Agreement”). As a result of the disposition, our former OEM businesses and our former business related to processing donated human musculoskeletal and other tissue and bovine and porcine animal tissue in producing allograft and xenograft implants were sold. In connection with this transaction, we changed our name from RTI Surgical Holdings, Inc. to Surgalign Holdings, Inc., we changed the ticker symbol for our common stock to “SRGA,” and we became a pure-play spine company.

On December 1, 2020, pursuant to the OEM Purchase Agreement, we received a notice from the Buyer indicating that a post-closing adjustment in an amount of up to $14 million may be owed in respect of the working capital adjustment paid at closing. We disagree with Buyer’s proposed post-closing adjustment and are disputing the adjustment in accordance with the terms of the OEM Purchase Agreement.

Acquisition

On October 23, 2020 we completed the acquisition of Holo Surgical Inc. (“Holo Surgical”) pursuant to the Stock Purchase Agreement, dated as of September 29, 2020 (the “Holo Surgical Purchase Agreement”), by and among us, Roboticine, Inc. (the “Seller”) and the other parties signatory thereto. Holo Surgical is a private technology company currently developing the ARAI platform, a differentiated digital spine surgery technology. As consideration for the transactions contemplated by the Holo Surgical Purchase Agreement, at closing, we paid to the Seller $30 million in cash and issued to the Seller 6,250,000 shares of our common stock. In addition, the Seller will be entitled to receive contingent consideration from us valued in an aggregate amount of up to $83 million, which must be first paid in shares of our common stock (in an amount up to 8,650,000 shares) and then paid in cash thereafter, contingent upon and following the achievement of certain regulatory, commercial and utilization milestones by specified time periods occurring up to the sixth (6th) anniversary of the closing. The number of shares of common stock issued as contingent consideration with respect to the achievement of a post-closing milestone, if any, will be calculated based on the volume weighted average price of the common stock for the five (5) day trading period commencing on the opening of trading on the third trading day following the achievement of the applicable milestone.

In connection with the contingent consideration, the Holo Surgical Purchase Agreement provides that, until all milestones for the contingent consideration have been obtained or occurred (or the deadlines for such milestones have passed): (i) we shall not take any action the primary purpose of which is to reduce or eliminate the contingent consideration, (ii) we are required to use commercially reasonable efforts to comply with an annual operating plan mutually agreed upon between us and the Seller with respect to the Holo Surgical business (or, if we cannot agree, then we are required to comply with certain alternative obligations), and (iii) for three years from the Closing Date, we will enable the Holo Surgical business to maintain a research and development team in Poland comparable to one that existed as of the date of the Holo Surgical Purchase Agreement.

COVID-19

The coronavirus (COVID-19) pandemic, as well as the corresponding governmental response has had significant negative effects on the majority of the US economy and has adversely affected the entire spine market. The consequences of the outbreak and impact on the economy continues to evolve and the full extent of the impact is uncertain as of the date of this prospectus. The outbreak has already had, and continues to have, a material adverse effect on our business, operating results and financial condition and has significantly disrupted our operations.

At times throughout 2020, many hospitals and other medical facilities canceled elective surgeries, reduced and diverted staffing and diverted other resources to patients suffering from COVID-19 and limited hospital access for non-patients, including our direct and indirect sales representatives. Because of the COVID-19 pandemic, surgeons and their patients have been required, or are choosing, to defer procedures in which our products would be used, and many facilities that specialize in the procedures in which our products would be used have closed or reduced operating hours. These circumstances have negatively impacted the ability of our employees and distributors to effectively market and sell our products. In addition, even after the pandemic subsides and/or governmental orders no longer prohibit or recommend against performing such procedures, patients may continue to defer such procedures out of concern of being exposed to COVID-19 or for other reasons.

The COVID-19 pandemic has also caused adverse effects on general commercial activity and the global economy, which has led to an economic slowdown and recession, and which has adversely affected our business, operating results or financial condition. The adverse effect of the pandemic on the broader economy has also negatively affected demand for procedures using our products, and could cause one or more of our distributors, customers, and suppliers to experience financial distress, cancel, postpone or delay orders, be unable to perform under a contract, file for bankruptcy protection, go out of business, or suffer disruptions in their business. This could impact our ability to provide products and otherwise operate our business, as well as increase our costs and expenses.

The COVID-19 pandemic has also led to and could continue to lead to severe disruption and volatility in the global capital markets, which could increase our cost of future capital and adversely affect our ability to access the capital markets in the future.

The above and other continued disruptions to our business because of COVID-19 has resulted in a material adverse effect on our business, operating results and financial condition. The full extent to which the COVID-19 pandemic will impact our business will depend on future developments that are highly uncertain and cannot be accurately predicted, including the possibility that new adverse information may emerge concerning COVID-19 and additional actions to contain it or treat its impact may be required.

In response to the COVID-19 novel coronavirus pandemic and the resulting federal and local guidelines, we furloughed or reduced the hours of a majority of our U.S.-based employees during the second quarter of 2020. While our employees have since returned to work, we cannot predict when our operations will return to pre-pandemic levels and we will continue to carefully monitor the situation and the needs of the business.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, any one of which could materially adversely affect our results of operations, financial condition or business. These risks include, but are not limited to, those listed below. This list is not complete, and should be read together with the section titled “Risk Factors” below:

•	COVID-19 has had and may continue to have a material, adverse impact on us.

•	If our essential employees who are unable to telework become ill or otherwise incapacitated, our operations may be adversely impacted.

•	We have a history of net losses and expect to continue to incur net losses in the near future, and we may not achieve or maintain profitability.

•

Our operating results have fluctuated significantly in the past and may fluctuate significantly in the future, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations.

•	Our auditors have issued a “going concern” audit opinion.

•	We are involved in an ongoing government investigation by the SEC (the “SEC Investigation”), the results of which may have a material adverse effect on our financial condition and business.

•

The SEC Investigation and the restatement of our previously issued financial statements, the errors that resulted in such restatement, the material weaknesses that were identified in our internal control over financial reporting and the determination that our internal control over financial reporting and disclosure controls and procedures were not effective, could result in loss of investor confidence and additional litigation or governmental proceedings or investigations, any of which could cause an adverse effect on our business, results of operations, financial condition and prospects.

•

Consolidation in the healthcare industry could lead to demands for price concessions or to the exclusion of some suppliers from certain of our markets, which could have an adverse effect on our business, financial condition, results of operations and prospects.

•

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business, prevent us from accessing critical information or expose us to liability, which could adversely affect our business and our reputation.

•	If we fail to maintain existing strategic relationships or are unable to identify distributors for our implants, our revenues may decrease.

•	We may fail to realize the potential benefits of our Holo Surgical acquisition, which could negatively affect our business, financial condition, results of operations and prospects.

•	We and certain of our suppliers may be subject to extensive government regulation that increases our costs and could limit our ability to market or sell our products.

•

If we fail to obtain, or experience significant delays in obtaining, FDA clearances or approvals for our future products or modifications to our products, our ability to commercially distribute and market our products could suffer.

•	The safety of our products is not yet supported by long-term clinical data and may therefore prove to be less safe and effective than initially thought.

•

Our business is subject to complex and evolving U.S. and international laws and regulation regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, changes to our business practices, penalties, increased cost of operations, or otherwise harm our business.

•

If our patents and the other means we use to protect our intellectual property prove to be inadequate, our competitors and other parties could exploit our intellectual property or develop and commercialize products and technologies similar or identical to ours and our ability to successfully commercialize any products may be adversely affected.

•

Our success depends in part on our ability to operate without infringing on, misappropriating or otherwise violating the intellectual property and proprietary rights of others, and if we are unable to do so we may be liable for damages.

Our History and Development

We currently operate at four locations: our corporate headquarters in Deerfield, Illinois; our Wurmlingen, Germany facility where we manage our international commercial business and maintain a Research and Development Center of Excellence focused on motion preservation implants and instrumentation; our Marquette, Michigan facility where we maintain our customer service and contracting operations; and our Warsaw, Poland facility, where we have our Digital Surgery Innovation Center and research and development team focused on augmented reality and artificial intelligence.

The original Regeneration Technologies, Inc. (“RTI”) was incorporated in 1997 in Florida as a wholly owned subsidiary of the University of Florida Tissue Bank (“UFTB”). RTI began operations on February 12, 1998 when UFTB contributed its allograft processing operations, related equipment and technologies, distribution arrangements, research and development activities, and certain other assets to RTI. At the time of its initial public offering in August 2000, RTI was reincorporated in the State of Delaware, and in February 2008, RTI changed its name to RTI Biologics, Inc. In July 2013, RTI Biologics, Inc. completed the acquisition of Pioneer Surgical Technology, Inc. (“Pioneer”) and, in connection with the acquisition, changed its name from RTI Biologics, Inc. to RTI Surgical, Inc. In August 2017, RTI Surgical, Inc. completed the sale of substantially all of the assets related to its cardiothoracic closure business to A&E Advanced Closure Systems, LLC, a subsidiary of A&E Medical Corporation. On January 4, 2018, RTI Surgical, Inc. entered the sacroiliac joint fusion market with the acquisition of Zyga Technology, Inc. (“Zyga”), a private commercial-stage company that had developed and begun to commercialize the Simmetry Sacroiliac Joint Fusion System. On March 8, 2019, RTI Surgical, Inc. acquired Paradigm Spine, LLC (“Paradigm”), a private commercial-stage company focused on motion preservation and non-fusion spinal implant technology whose primary product was the Coflex Interlaminar Stabilization Device, a minimally invasive motion preserving stabilization implant. In connection with the Paradigm transaction, we restructured and RTI Surgical, Inc. became a wholly owned subsidiary of RTI Surgical Holdings, Inc.

The Offering

Common stock offered by us, excluding underwriters’ option	shares.

Underwriters’ option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional shares of our common stock from us at the public offering price, less underwriting discounts and commissions, at any time within 30 days from the date of this prospectus. See “Underwriting.”

Common stock outstanding immediately after the offering(1)	shares (or shares if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds	We estimate that the net proceeds to us from the offering will be approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional shares in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of the offering for general corporate purposes, which may include, without limitation, working capital, capital expenditures and the financing of possible future acquisitions. See “Use of Proceeds.”

Nasdaq Global Select Market symbol	“SRGA”

Transfer agent	Broadridge Financial Solutions, Inc.

Risk factors	Investing in our common stock involves substantial risks. Please read carefully the section entitled “Risk Factors” beginning on page 12 of this prospectus, as well as the other information included or incorporated by reference in this prospectus, before buying any shares of our common stock.

(1)	Based on 81,396,449 shares of our common stock issued and outstanding as of December 14, 2020 and excludes, as of such date:

•	4,960,527 shares of common stock issuable upon the vesting of outstanding stock options;

•	1,940,733 shares of common stock issuable upon the vesting of outstanding restricted stock awards;

•	89,935 shares of common stock issuable upon the vesting of outstanding restricted stock units;

•	946,603 shares of common stock reserved for future issuance under our 2018 Incentive Compensation Plan; and

•	any shares that may become payable pursuant to the terms of the contingent consideration arrangements under the Holo Surgical Purchase Agreement and in connection with the Paradigm transaction.

Summary Consolidated Historical and Pro Forma Financial Data

The following tables present a summary of our historical financial data for the periods ended on and as of the dates indicated. The following summary consolidated financial data for the years ended December 31, 2019, 2018 and 2017 has been derived from our audited consolidated financial statements and the related notes included in our Current Report on Form 8-K filed with the SEC on December 30, 2020, which is incorporated by reference herein. The following summary consolidated financial data for the nine months ended September 30, 2020 and 2019 has been derived from our unaudited consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 filed with the SEC on November 16, 2020, which is incorporated by reference in this prospectus. The following pro forma summary consolidated financial data for the nine months ended September 30, 2020 and the year ended December 31, 2019 has been derived from our unaudited consolidated pro forma financial statements and related notes included in our Current Report on Form 8-K/A filed with the SEC on December 30, 2020. The unaudited condensed consolidated interim financial statement data has been prepared on a basis consistent with which our audited consolidated financial statements have been prepared, except income taxes for the interim period which are based on the estimated effective tax for the full year. These interim results are not necessarily indicative of results to be expected for the full year, and in particular results for the nine months ended September 30, 2020 are not necessarily indicative of results for the full year ending December 31, 2020.

You should read this table in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in our Current Report on Form 8-K filed with the SEC on December 30, 2020 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 filed with the SEC on November 16, 2020, each of which is incorporated by reference in this prospectus, and our consolidated financial statements and related notes and the other financial information included in our Current Report on Form 8-K filed with the SEC on December 30, 2020, Current Report on Form 8-K/A filed with the SEC on December 30, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 filed with the SEC on November 16, 2020, each of which is incorporated by reference in this prospectus, including any discussion of accounting changes and the impact of any acquisitions and dispositions described therein. See the section in this prospectus entitled “Incorporation of Certain Information by Reference” for more information regarding documents incorporated by reference herein. The summary consolidated financial and other data provided below does not purport to indicate results of operations as of any future date or for any future period.

As a result of the Company’s disposition of the OEM businesses on July 20, 2020, the OEM businesses are treated in the summary selected financial data as discontinued operations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-20 – Discontinued Operations. The assets and liabilities of the OEM businesses are treated as assets and liabilities of discontinued operations as of December 31, 2019 and the results of operations from the OEM businesses and gain on sale of OEM businesses are treated as discontinued operations for the nine months ended September 30, 2020 and 2019. The summary selected financial data for all prior periods reflected in the table below have been recast to conform to this discontinued operations treatment. The pro forma selected financial data as of and for the nine months ended September 30, 2020 and as of and for the year ended December 31, 2019 give pro forma effect to the acquisition of Holo Surgical as though such acquisition were consummated as of January 1, 2019. The summary selected financial data as of and for the years ended December 31, 2019 and 2018 and the nine months ended September 30, 2020 and 2019 reflect our adoption of FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The summary selected financial data as of and for the year ended December 31, 2019 and the nine months ended September 30, 2020 and 2019 also reflects our adoption of the FASB issued ASU 2016-02, Leases (Topic 842). We have not adjusted the summary selected financial data for any other period or as of any other date presented.

	Pro Forma Nine Months Ended September 30,	Nine Months Ended September 30,		Pro Forma Year Ended December 31,	Year Ended December 31,
	2020	2020	2019	2019	2019	2018	2017
	(In thousands, except share and per share data)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statements of Operations Data:
Revenues	$75,562	$75,562	$85,849	$117,423	$117,423	$92,112	$90,281
Costs of processing and distribution	30,336	30,336	24,711	32,777	32,777	33,593	36,441

Gross profit	45,226	45,226	61,138	84,646	84,646	58,519	53,840

Expenses (income):
Marketing, general and administrative	97,095	97,095	95,450	135,396	135,396	98,152	90,790
Research and development	10,387	9,764	12,475	17,580	16,836	14,410	13,315
Severance and restructuring costs	—	—	—	—	—	773	8,522
Gain on acquisition contingency	(130)	(130)	(1,590)	(76,033)	(76,033)	—	—
Executive transition costs	—	—	—	—	—	—	2,818
Asset impairment and abandonments	12,117	12,117	19	97,813	97,341	5,070	442
Goodwill impairment	—	—	—	140,003	140,003	—	—
Transaction and integration expenses	4,328	5,826	13,999	13,999	13,999	4,928	630
Acquired in-process research and development and related costs	1,498	—	—	92,424	—	—	—

Total operating expenses	125,295	124,672	120,353	421,182	327,542	123,333	116,517

Operating loss	(80,069)	(79,446)	(59,215)	(336,536)	(242,896)	(64,814)	(62,677)

Other income (expense):
Interest income	92	92	161	161	161	35	8
Foreign exchange (loss) gain	(28)	(28)	(88)	(122)	(122)	(29)	38

Total other expense – net	64	64	73	39	39	6	46

Loss before income tax benefit (provision)	(80,005)	(79,382)	(59,142)	(336,497)	(242,857)	(64,808)	(62,631)
Income tax benefit (provision)	3,492	3,492	9,955	(5,921)	(5,921)	15,159	18,227

Net loss from continuing operations	(76,513)	(75,890)	(49,187)	(342,418)	(248,778)	(49,649)	(44,404)

Net loss from continuing operations per common share – basic	$(0.97)	$(1.04)	$(0.71)	$(4.48)	$(3.55)	$(0.85)	$(0.83)

Net loss from continuing operations per common share – diluted	$(0.97)	$(1.04)	$(0.71)	$(4.48)	$(3.55)	$(0.85)	$(0.81)

Weighted average shares outstanding – basic	79,183,038	72,933,038	69,340,006	76,400,492	70,150,492	61,031,265	57,678,360

Weighted average shares outstanding – diluted	79,183,038	72,933,038	69,340,006	76,400,492	70,150,492	61,031,265	59,078,141

	Pro Forma As of September 30,	As of September 30,	As of December 31,
	2020	2020	2019	2018	2017
	(In thousands)
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$65,800	$95,790	$5,608	$10,949	$22,381
Working capital	60,179	99,162	31,673	31,422	51,997
Total assets	138,354	168,344	70,276	98,490	99,308
Redeemable preferred stock	—	—	66,410	66,226	63,923
Total stockholders’ equity	30,254	110,876	34,564	181,531	181,517

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider each of the risks and uncertainties described in this section and all of the other information in, or incorporated by reference into, this prospectus before deciding to invest in our common stock. Any of the risk factors we describe below could severely harm our business, financial condition, results of operations and prospects, and many of the risks factors have been, and may continue to be, exacerbated by the coronavirus pandemic (“COVID-19”) and any worsening of the global business and economic environment as a result. The market price of our common stock could decline if any of these risks or uncertainties develops into actual events and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition, results of operations or prospectus.

Risks Related to Our Business and Industry

COVID-19 has had and may continue to have a material, adverse impact on us.

A novel strain of coronavirus, COVID-19, has spread globally, including to the United States, Germany and Poland where we have significant operations. The COVID-19 pandemic has directly and indirectly materially and adversely affected our business, financial condition, results of operations and prospects. The extent to which these adverse impacts will continue will depend on numerous evolving factors that are highly uncertain, rapidly changing and cannot be predicted with precision or certainty at this time.

Across our operations, although most governmental restrictions on certain medical procedures have been lifted, the pandemic has adversely impacted our business activities, as healthcare resources are still being prioritized for the treatment and management of the outbreak in some cases. Consequently, there are delays in delivering certain elective and non-emergent procedures and significant volatility or reductions in demand for such procedures may continue. The COVID-19 pandemic poses the risk that hospitals and other healthcare providers may be prevented from conducting business activities for an indefinite period of time, including due to spread of the disease or due to shutdowns that have been and may continue to be requested or mandated by governmental authorities. Further, disruptions in the manufacture or distribution of our products or in our supply chain may occur as a result of the pandemic or pandemic-related events that result in staffing shortages, production slowdowns, stoppages, or disruptions in delivery systems, any of which could materially and adversely affect our ability to manufacture and/or distribute our products, or to obtain the raw materials and supplies necessary to manufacture and/or distribute our products, in a timely manner, or at all.

Many of our employees were furloughed at some point during 2020 and although our operations are beginning to increase towards normal levels, we continue to have many employees working remotely as a result of COVID-19 and the sale of the OEM businesses. COVID-19 has had an adverse effect on the overall productivity of our workforce, and we may be required to continue to take extraordinary measures to ensure the safety of our employees and those of our business partners. In addition, our employees may be required to take time off for extended periods of time due to illness or as a result of government-imposed changes to daily routines. It is unknown how long these disruptions could continue.

As the global outbreak of COVID-19 continues to rapidly evolve, it could continue to materially and adversely affect our revenues, cash flows, business, financial condition, results of operations and prospects for an indeterminate period of time. Notwithstanding recent developments with respect to vaccines for COVID-19, we are unable to accurately predict the full impact that the ongoing pandemic will have due to numerous factors that are not within our control, including its duration and severity. Stay-at-home and shelter-in-place orders, business closures, travel restrictions, supply chain disruptions, employee illness or quarantines, and other extended periods of interruption to our business have resulted and could continue to result in disruptions to our operations. These interruptions have had and could continue to have adverse impacts on the growth of our business, have caused and could continue to cause us to cease or delay operations, and could prevent our customers from receiving shipments or processing payments. Any worsening of the COVID-19 pandemic could result in additional material adverse impacts on our business, financial condition, results of operations and prospects.

If our essential employees who are unable to telework become ill or otherwise incapacitated, our operations may be adversely impacted.

As a medical device supplier, we fall generally within a “critical essential infrastructure” sector, and we are considered exempt under most stay-at-home and shelter-in-place orders. Accordingly, our employees may continue to work because of the importance of our operations to the health and well-being of citizens in the states in which we operate. Consistent with these stay-at-home and shelter-in-place orders, we have implemented telework policies wherever possible for appropriate categories of “nonessential” employees. “Essential” employees that are unable to telework continue to work at our facilities, and while we believe that we have taken appropriate measures to ensure the health and well-being of our “essential” employees, there can be no assurances that our measures will be sufficient to protect our employees in our workplace or prevent them from being exposed to COVID-19 outside of our workplace. If a number of our essential employees become ill, incapacitated or are otherwise unable to continue working during the current or any future epidemic, our operations, business, financial condition, results of operations and prospects may be adversely impacted.

We have a history of net losses, we expect to continue to incur net losses in the near future, and we may not achieve or maintain profitability.

We have a history of net losses from our continuing operations. For the years ended December 31, 2018 and 2019, we incurred net losses from continuing operations of $49.6 million and $248.8 million, respectively, and for the nine months ended September 30, 2019 and 2020, we incurred net losses of $49.2 million and $75.9 million, respectively. As of September 30, 2020, we had an accumulated deficit of $384.9 million. We have incurred significant net losses and have relied on our ability to fund our operations through revenues from the sale of our products, the disposition of our OEM businesses, and from various financings. A successful transition to sustained profitability is dependent upon achieving a level of revenues adequate to support our cost structure. This may not occur and, unless and until it does, we will continue to need to raise additional capital. We may seek additional funds from public and private equity or debt financings, borrowings under debt facilities or other sources to fund our projected operating requirements. However, we may not be able to obtain further financing on reasonable terms or at all. If we are unable to raise additional funds on a timely basis, or at all, our business, results of operations, financial condition and prospects will be materially adversely affected.

Our operating results have fluctuated significantly in the past and may fluctuate significantly in the future, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations.

Our quarterly and annual operating results have fluctuated significantly in the past and may fluctuate significantly in the future, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

•	acceptance of our products by spine surgeons, patients, hospitals and third-party payers;

•	demand and pricing of our products;

•	the mix of our products sold, because profit margins differ among our products;

•	timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

•	our ability to grow and maintain a productive sales and marketing organization and distributor network;

•	regulatory approvals and legislative changes affecting the products we may offer or those of our competitors;

•	the effect of competing technological and market developments;

•	levels of third-party reimbursement for our products;

•	interruption in the manufacturing or distribution of our products;

•	our ability to produce or obtain products of satisfactory quality or in sufficient quantities to meet demand; and

•	changes in our ability to obtain FDA, state and international approval or clearance for our products.

The effect of one of the factors discussed above, or the cumulative effects of a combination of factors, could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

Our auditors have issued a “going concern” audit opinion.

Our independent auditors have indicated in their report on our financial statements for the years ended December 31, 2018 and December 31, 2019 and for the nine months ended September 30, 2020 that there is substantial doubt about our ability to continue as a going concern. See Note 1 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019 and Note 2 of the Unaudited Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2020. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation.

Further, we are projecting that we will continue to generate significant negative operating cash flows over the next 12 months and beyond. In consideration of these projected negative cash flows, as well as, (i) income taxes to be paid related to the gain on sale associated with our sale of the OEM businesses, (ii) contingent consideration amounts payable in common stock and cash in connection with the Holo Surgical acquisition (including approximately $10 million which is expected to come due if certain regulatory approvals in the United States are obtained in 2021), and (iii) uncertainties related to COVID-19, we have forecasted the need to raise additional capital in order to continue as a going concern. Our operating plan for the next 12-month period also includes continued investments in its product pipeline that will necessitate additional debt and/or equity financing in addition to the funding of future operations through 2021 and beyond. Our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic. Further, if there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all, and no assurance can be given that future financing will be available or, if available, that it will be on terms that are satisfactory. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in the case of equity financing. If cash resources are insufficient to satisfy our ongoing cash requirements through 2021, we may be required to scale back operations, reduce research and development expenses, and postpone, as well as suspend, capital expenditures, in order to preserve liquidity, or be forced to liquidate the Company, in which case it is likely that investors will lose all or a part of their investment.

We are involved in an ongoing government investigation by the SEC, the results of which may have a material adverse effect on our financial condition and business.

The Audit Committee of our Board of Directors (“Board”), with the assistance of independent legal and forensic accounting advisors, conducted an internal investigation of matters relating to our revenue recognition practices for certain contractual arrangements, primarily with OEM customers, including the accounting treatment, financial reporting and internal controls related to such arrangements (the “Investigation”). The Investigation also examined transactions to understand the practices related to manual journal entries for accrual and reserve accounts. The Investigation was precipitated by an investigation that the SEC is currently conducting of prior period matters relating to our revenue recognition practices (the “SEC Investigation”). The SEC has subpoenaed certain documents and taken informal testimony from certain individuals in connection with its investigation, and we are cooperating with the SEC in connection with its investigation. Investigations of this nature are inherently uncertain and their results cannot be predicted. Regardless of the outcome, the SEC Investigation has had and may continue to have an adverse impact on us because of legal costs, diversion of management resources, and other factors. The SEC Investigation could also result in reputational harm to us, which, among other things, may limit our ability to obtain new customers and enter into new agreements with our existing customers, or our ability to obtain financing, and have a material adverse effect on our current and future business, financial condition, results of operations and prospects. We have contacted the SEC regarding a potential settlement of the SEC Investigation and are awaiting a response. It is uncertain at this time whether any settlement will be reached or the terms of any such settlement, which could include the payment of significant monetary amounts. If we are unable to reach a settlement with the SEC, or if the terms of such settlement involve significant monetary payments, our business, financial condition, results of operations and prospects, along with our reputation with customers and business partners, could be significantly adversely affected.

There is currently ongoing stockholder litigation related to the Investigation and the SEC Investigation. A class action complaint was filed by Patricia Lowry, a purported stockholder of the Company, against us, and certain of our current and former officers, in the United States District Court for the Northern District of Illinois on March 23, 2020 asserting claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and demanding a jury trial (the “Class Action”). The court appointed a different stockholder as lead plaintiff and that stockholder filed an amended complaint on August 31, 2020. On October 15, 2020, we and the other named defendants moved to dismiss the amended complaint, to which the parties are in the process of filing responsive pleadings.

Additionally, on June 5, 2020, a derivative stockholder lawsuit demanding a jury trial was filed by David Summers in the United States District Court for the Northern District of Illinois on behalf of the Company against certain of our current and former directors and officers. On June 12, 2020, a derivative stockholder lawsuit demanding a jury trial was filed by Niall Campbell in the United States District Court for the Northern District of Illinois on behalf of the Company against certain of our current and former directors and officers. On July 7, 2020, a third derivative stockholder lawsuit demanding a jury trial was filed by Dominick De Filippis in the United States District Court for the Northern District of Illinois on behalf of the Company against certain of our current and former directors and officers. These derivative actions were consolidated and have been stayed pending the outcome of the aforementioned motion to dismiss the Class Action.

In the future, we may become subject to additional litigation or governmental proceedings or investigations that could result in additional unanticipated legal costs regardless of the outcome of the litigation. If we are not successful in any such litigation, we may be required to pay substantial damages or settlement costs. Based on the current information available to us, the impact that current or any future stockholder litigation may have on the Company cannot be reasonably estimated.

The SEC Investigation and the restatement of our previously issued financial statements, the errors that resulted in such restatement, the material weaknesses that were identified in our internal control over financial reporting and the determination that our internal control over financial reporting and disclosure controls and procedures were not effective, could result in loss of investor confidence and additional litigation or governmental proceedings or investigations, any of which could cause an adverse effect on our business, results of operations, financial condition and prospects.

In connection with the filing of our Form 10-K/A for the fiscal year ended December 31, 2018, we corrected certain historical errors related to the timing of our revenue recognition for certain contractual arrangements, primarily with OEM customers, including the accounting treatment, financial reporting and internal controls related to such arrangements. As a result, we have determined that revenue for certain invoices should have been recognized at a later date than when originally recognized. In response to binding purchase orders from certain OEM customers, goods were shipped and received by the customers before requested delivery dates and agreed-upon delivery windows. In many instances, the OEM customers requested or approved the early shipments, but on other occasions the goods were delivered early without obtaining the customers’ affirmative approval. Some of those unapproved shipments were shipped by employees in order to generate additional revenue and resulted in shipments being pulled from a future quarter into an earlier quarter. In addition, we have concluded that, in July 2017, an adjustment was improperly made to a product return provision in our former Direct Division business segment. The revenue for those shipments has been restated, as well as for other orders that shipped earlier than the purchase order due date in the system for which we could not locate evidence that the OEM customers had requested or approved the shipments. In addition, we have concluded that, in the periods from 2015 through the fourth quarter of 2018, certain adjustments were incorrectly or erroneously made via manual journal entries to accrual/reserve accounts, including, but not limited to, a July 2017 adjustment to a product return provision in our former Direct Division. Due to these determinations, we concluded that our previously issued consolidated financial statements for fiscal years ended December 31, 2016, 2017 and 2018, and selected financial data for the years ended December 31, 2014 and 2015, and each of our unaudited condensed consolidated financial statements and related disclosures for the quarterly and year-to-date periods during such years, as well as the first three quarters of 2019, should be restated, and we have subsequently restated them. As a result of these errors and restatement, we are subject to additional risks and uncertainties, including those related to existing and potential litigation, governmental proceedings and investigations and loss of investor confidence. Such existing and potential litigation, proceedings and investigations could result in significant legal costs regardless of the outcome. If we are not successful in any such litigation, proceeding or investigation, we may also be required to pay substantial damages or settlement costs.

In connection with this restatement of our prior consolidated financial statements, we have also identified material weaknesses in our internal control over financial reporting, and management has concluded that our internal control over financial reporting and disclosure controls and procedures were not effective as of December 31, 2018 or as of December 31, 2019. Remediation efforts, which remain ongoing, place a significant burden on management and add increased pressure to our financial resources and processes. For further discussion of the material weakness, see Item 9A. Controls and Procedures in our Annual Report on Form 10-K for the year ended December 31, 2019.

There can be no guarantee that we will be able to remediate our material weaknesses. If we are unable to successfully remediate our existing or any future material weaknesses or other deficiencies in our internal control over financial reporting or disclosure controls and procedures, investors may lose confidence in our financial reporting and the accuracy and timing of our financial reporting and disclosures and our reputation, business, financial condition, results of operations and prospects, market value of our securities and ability to access the capital markets through debt issuances could be adversely affected.

Consolidation in the healthcare industry could lead to demands for price concessions or to the exclusion of some suppliers from certain of our markets, which could have an adverse effect on our business, financial condition, results of operations and prospects.

Numerous initiatives and reforms initiated by legislators, regulators and third-party payers to curb rising healthcare costs, in addition to other economic factors, have resulted in a consolidation trend in the healthcare industry to create new companies with greater market power, including hospitals. As the healthcare industry consolidates, competition to provide products and services to industry participants has become, and will likely continue to become, more intense. This in turn has resulted, and will likely continue to result in, greater pricing pressures and the exclusion of certain suppliers from various market segments as group purchasing organizations, independent delivery networks, and large single accounts continue to use their market power to consolidate purchasing decisions for some of our existing and prospective customers. We expect the market demand, government regulation, and third-party reimbursement policies, among other potential factors, will continue to change the worldwide healthcare industry, resulting in further business consolidations and alliances among our customers and prospective customers, which may reduce competition among our existing and prospective customers, exert further downward pressure on the prices of our implants and may adversely impact our business, financial condition, results of operations and prospects.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business, prevent us from accessing critical information or expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we collect and store sensitive data, including patient health information, personally identifiable information about our employees, intellectual property, and proprietary business information. We manage and maintain our applications and data utilizing on-site and off-site systems. These applications and data encompass a wide variety of business-critical information including research and development information, commercial information and business and financial information.

The secure processing, storage, maintenance and transmission of this critical information is vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take measures to protect sensitive information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers, viruses, breaches or interruptions due to employee error or malfeasance, terrorist attacks, hurricanes, fire, flood, other natural disasters, power loss, computer systems failure, data network failure, internet failure, or lapses in compliance with privacy and security mandates. Any such virus, breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. We have measures in place that are designed to detect and respond to such security incidents and breaches of privacy and security mandates, but these measures may not adequately protect us from any risks. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, government enforcement actions and regulatory penalties. Unauthorized access, loss or dissemination could also interrupt our operations, including our ability to receive and ship orders from customers, bill our customers, provide customer support services, conduct research and development activities, process and prepare company financial information, manage various general and administrative aspects of our business and damage our reputation, any of which could adversely affect our business.

If we fail to maintain existing strategic relationships or are unable to identify distributors of our implants, our revenues may decrease.

We currently derive a significant amount of our revenues through distributors. Variations in the timing and volume of orders by our distributors, particularly those who distribute a significant amount of our implants, may have a material effect upon our revenues. Further, if our relationships with our distributors are terminated or impaired for any reason and we are unable to replace these relationships with other means of distribution, we could suffer a material decrease in revenues.

We may need, or decide it is otherwise advantageous to us, to obtain the assistance of additional distributors to market and distribute our new implants and technologies, as well as to market and distribute our existing implants and technologies, to existing or new markets or geographical areas. We may not be able to find additional distributors who will agree to and are able to successfully market and distribute our implants and technologies on commercially reasonable terms, if at all. If we are unable to establish additional distribution relationships on favorable terms, our revenues may decline. In addition, our distributors may choose to favor the products of our competitors over ours and give preference to them.

Also, our financial results are dependent upon the service efforts of our distributors. If our distributors are unsuccessful in adequately servicing our products, our sales could significantly decrease and our business, financial condition, results of operations and prospects may be adversely impacted.

If we, our suppliers or parties who manufacture our products fail to maintain the high quality standards that implants require, if we are unable to procure processing capacity as required, or if the parties who manufacture our products experience disruptions in their ability to procure materials to manufacture our products, our commercial opportunity will be reduced or eliminated.

Implants require careful calibration and precise, high-quality processing and manufacturing, and we rely on a small number of suppliers for the manufacturing of our implants. Achieving precision and quality control requires skill and diligence by our suppliers. If we or our suppliers fail to achieve and maintain these high standards, or fail to avoid processing and manufacturing errors, we could be forced to recall, withdraw or suspend distribution of our implants; our implants and technologies could fail quality assurance and performance tests; production and deliveries of our implants could be delayed or cancelled and our processing and manufacturing costs could increase.

In addition, since we rely on a small number of parties to manufacture our products, any interruption or cancellation in a limited or sole sourced component or raw material for such parties could materially harm their ability to manufacture our products until a new source of supply, if any, could be found, which would have an adverse effect on our business, financial condition and results of operations. Additionally, a change in parties who manufacture our products will require qualification of the new party to ensure they comply with our quality standards. Delays in qualifying a new party could have an adverse effect on our business, financial condition, results of operations and prospects.

Our future success is dependent upon our ability to increase penetration in our existing markets.

Our customer base includes healthcare providers, hospitals and other healthcare facilities and various original equipment manufacturers in the United States and throughout the rest of the world. Our success will depend upon our ability to increase our market penetration among these customers and to expand our market by developing and marketing new products and new applications for existing products. We recently announced our acquisition of Holo Surgical Inc. and its ARAI platform to enable digital spine surgery and our future success will partially depend on our ability to commercialize this offering. As we continue to scale our business and integrate recent acquisitions, we may find that certain of our products, certain customers or certain markets may require different commercial models, or sales personnel with different experience, than those we currently employ. In addition, we are reorganizing our commercial organization to align with our strategy going forward. Identifying, recruiting and training additional qualified personnel to meet these initiatives requires significant time, expense and attention, and may not be successful.

We cannot assure investors that we will be able to further penetrate our existing market or that the market will be able to sustain our current and future product offerings. Any failure to increase penetration in our existing markets would adversely affect our ability to improve our operating results.

Our success depends on the continued acceptance of our surgical implants and technologies by the medical community, and rapid technological changes could result in reduced demand for our implants and products.

New implants, technologies or enhancements to our existing implants may never achieve broad market acceptance, which can be affected by numerous factors, including lack of clinical acceptance of implants and technologies; introduction of competitive treatment options that render implants and technologies too expensive or obsolete; lack of availability of third-party reimbursement; and difficulty training surgeons in the use of implants and technologies.

Market acceptance will also depend on our ability to demonstrate that our existing and new implants and technologies are an attractive alternative to existing treatment options. Our ability to do so will depend on surgeons’ evaluations of the clinical safety, efficacy, ease of use, reliability and cost-effectiveness of these treatment options and technologies.

Furthermore, we believe that acceptance and recommendations by influential surgeons will be important to the broad commercial success of our implants and technologies. If our implants and technologies are not broadly accepted in the marketplace, we may not remain competitive in the market.

Additionally, technologies change rapidly in the industry in which we operate. For example, pharmaceutical advances could result in non-surgical treatments gaining more widespread acceptance as a viable alternative to spinal surgery. The emergence of new biological or synthetic materials to facilitate regeneration of damaged or diseased bone and to repair damaged tissue could increasingly minimize or delay the need for spinal surgery and provide other alternatives to our implants. Further, the increased acceptance of emerging technologies that do not require spinal surgery, such as artificial discs and nucleus replacement, would reduce demand for or slow the growth of sales of our products. We may not be able to respond effectively to technological changes and emerging industry standards, or to successfully identify, develop or support new technologies or enhancements to existing implants in a timely and cost-effective manner, if at all. If we are unable to achieve the improvements in our implants necessary for their successful commercialization, the demand for our implants will suffer.

We face intense competition, which could result in reduced acceptance and demand for our implants and technologies.

The medical technology industry is intensely competitive. We compete with companies in the United States and internationally that engage in the development and production of medical technologies and processes including biotechnology, orthopedic, pharmaceutical, biomaterial and other companies; academic and scientific institutions; and public and private research organizations.

Many of our competitors have much greater financial, technical, research, marketing, distribution, service and other resources than we do. Moreover, our competitors may offer a broader array of medical devices, surgical instruments and technologies and have greater name recognition in the marketplace. Our competitors also include several development-stage companies, that may develop or market technologies that are more effective or commercially attractive than our technologies, or that may render our technologies obsolete.

We or our competitors may be exposed to product or professional liability claims which could cause us to be liable for damages or cause investors to think we will be liable for similar claims in the future.

Our business of designing and marketing medical devices and surgical instruments exposes us to potential product liability risks that are inherent in such activities. In the ordinary course of business, we are the subject of product liability lawsuits alleging that component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information resulted in an unsafe condition or injury to patients.

Our product and professional liability insurance may not be adequate for potential claims if we are not successful in our defenses. Moreover, insurance covering our business may not always be available in the future on commercially reasonable terms, if at all. If our insurance proves to be inadequate to pay a damage award, we may not have sufficient funds to do so, which would harm our financial condition and liquidity. In addition, successful product liability claims made against one of our competitors could cause claims to be made against us or expose us to a perception that we are vulnerable to similar claims. Claims against us, regardless of their merit or potential outcome, may also hurt our ability to obtain surgeon acceptance of our implants or to expand our business.

If we are not successful in expanding our distribution activities into international markets, we will not be able to pursue one of our strategies for increasing revenues.

Our international distribution strategies vary by market, as well as within each country in which we operate. Our international operations will be subject to a number of risks which may vary from the risks we face in the United States, including the need to obtain regulatory approvals in additional foreign countries before we can offer our implants and technologies for use; the potential burdens of complying with a variety of foreign laws; longer distribution-to-collection cycles, as well as difficulty in collecting accounts receivable; dependence on local distributors; limited protection of intellectual property rights; fluctuations in the values of foreign currencies; and political and economic instability.

Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved could expose us to monetary damages or limit our ability to operate our business.

We are currently involved in stockholder class action and derivative litigation, as well as intellectual property litigation, and may in the future become involved in other class actions, derivative actions, private actions, collective actions, investigations, and various other legal proceedings by stockholders, customers, employees, suppliers, competitors, government agencies, or others. The results of any such litigation, investigations, and other legal proceedings are inherently unpredictable and expensive. Although some of the costs and expenses of such claims may be covered by insurance, any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, damage our reputation, require significant amounts of management time, and divert significant resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into a settlement arrangement, we could be exposed to monetary damages or limits on our ability to operate our business, which could have an adverse effect on our business, financial condition, results of operations and prospects.

Our business could be negatively affected as a result of actions of activist stockholders, and such activism could impact the trading value of our securities.

Responding to actions by activist stockholders can be costly and time-consuming, disrupting our operations and diverting the attention of management and our employees. Such activities could interfere with our ability to execute our strategic plan. In addition, a proxy contest for the election of directors at our annual meeting would likely require us to incur significant legal fees and proxy solicitation expenses and require significant time and attention by management and our Board. The perceived uncertainties as to our future direction also could affect the market price and volatility of our securities.

We are dependent on our key management and technical personnel for continued success.

Our senior management team is concentrated in a small number of key members, and our future success depends to a meaningful extent on the services of our executive officers and other key team members, including members of our scientific staff. Generally, our executive officers and employees can terminate their employment relationship at any time. The loss of any key employees or our inability to attract or retain other qualified personnel could materially harm our business, financial condition, results of operations and prospects.

Competition for qualified leadership and scientific personnel in our industry is intense, and we compete for leadership and scientific personnel with other companies that have greater financial and other resources than we do. Our future success will depend in large part on our ability to attract, retain, and motivate highly qualified leadership and scientific personnel, and there can be no assurance that we are able to do so. Any difficulty in hiring or retaining needed personnel, or increased costs related thereto, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, the successful implementation of our growth strategy will depend in large part upon the ability and experience of members of our senior management and other personnel. Our performance will be dependent on our ability to identify, hire, train, motivate and retain qualified management and personnel, including personnel with experience in the medical technology industry. We may be unable to attract and retain such personnel on acceptable terms, or at all. If we lose the service of qualified management or other personnel or are unable to attract and retain the necessary members of senior management or personnel, we may not be able to successfully execute on our business strategy, which could have an adverse effect on our business.

Any acquisitions, strategic investments, divestures, mergers or joint ventures we make may require the issuance of a significant amount of equity or debt securities and may not be scientifically or commercially successful.

As part of our business strategy, we intend to make acquisitions to obtain additional businesses, product and/or process technologies, capabilities and personnel. If we make one or more significant acquisitions in which the consideration includes securities, we may be required to issue a substantial amount of equity, debt, warrants, convertible instruments or other similar securities. Such an issuance could dilute your investment in our common stock or increase our interest expense and other expenses. For example, pursuant to the Holo Surgical Purchase Agreement, we may be required to pay contingent consideration to the Seller in an aggregate amount of up to $83 million, which must be first paid in shares of our common stock (in an amount of up to 8,650,000 shares) and then paid in cash thereafter. Additionally, in connection with our 2019 acquisition of Paradigm, we may be required to pay contingent consideration in an aggregate amount of up to $85 million in shares of our common stock and we may pay up to an additional $45 million of contingent consideration, at our election, in either cash or shares of our common stock. If some or all of such contingent consideration becomes payable and is paid in shares of our common stock, it could dilute your investment in our common stock. In addition, we may be required to amend our certificate of incorporation to increase our authorized capital stock in order to fully satisfy all such contingent consideration share payments, to the extent they become payable. Any such charter amendment would permit us to issue additional shares for future acquisitions or other purposes, which may lead to further dilution of your investment in our common stock.

Our long-term strategy may include identifying and acquiring, investing in or merging with suitable candidates on acceptable terms, divesting of certain business lines or activities or entering into joint ventures. In particular, over time, we may acquire, make investments in, or merge with providers of product offerings that complement our business or may terminate such activities. Mergers, acquisitions and divestitures include a number of risks and present financial, managerial and operational challenges, including but not limited to:

•	failure to derive the expected benefits of the acquisitions;

•	difficulty and expense of integrating the operations, technology and personnel of an acquired business;

•	our inability to retain the management, key personnel and other employees of an acquired business;

•	our inability to maintain relationships with customers and key third parties, such as alliance partners;

•	exposure to legal claims for activities of an acquired business prior to the acquisition;

•	the potential need to implement financial and other systems and add management resources;

•	the potential for internal control deficiencies in the internal controls of acquired operations;

•	potential inexperience in a business area that is either new to us or more significant to us than prior to an acquisition;

•	the diversion of our management’s attention from our core business;

•	the potential impairment of goodwill and write-off of in-process research and development costs, adversely affecting our reported results of operations; and

•	increased costs to integrate or, in the case of a divestiture or joint venture, separate the technology, personnel, customer base and business practices of the acquired or divested business or assets.

Any one of these risks could prevent an acquisition, strategic investment, divesture, merger or joint venture from being scientifically or commercially successful, which could have a material impact on our results of operations, and financial condition.

We may fail to realize the potential benefits of our Holo Surgical acquisition, which could negatively affect our business, financial condition, results of operations and prospects.

We recently completed our acquisition of Holo Surgical in October 2020. Holo Surgical is in the process of developing its ARAI™ platform, an artificial intelligence-based digital surgery platform designed to enable digital spine surgery. As a result, the Holo Surgical acquisition provides us with an entry into the digital surgical products market, a business line in which we have not previously engaged, which may be challenging to integrate with our core product lines and more difficult to develop and manage than we anticipated. We cannot provide assurance that this acquisition will result in long-term benefits to us or our stockholders, or that we will be able to effectively integrate and manage the Holo Surgical business. Our ability to successfully integrate, and realize the potential benefits of, Holo Surgical and its ARAI™ digital surgery platform is subject to a number of uncertainties and risks, including:

•

Holo Surgical is a pre-revenue, development stage company with no commercial operations. Holo Surgical’s potential future profitability is dependent upon the successful development and successful commercial introduction and acceptance of the ARAI™ platform, which may not occur in the timeframe we expect or at all;

•

our ability to obtain the requisite regulatory approvals from the FDA, the European Commission or other foreign regulatory authorities for Holo Surgical’s ARAI™ platform for us to begin marketing or selling the platform, or any material delays in receiving such regulatory approvals;

•	complying with regulatory requirements applicable to the Holo Surgical business and the ARAI™ platform that we were not previously subject to;

•

difficulties in educating the market on, and obtaining market acceptance of, the ARAI™ platform, which is a new anatomical mapping technology that has not been used previously by the market and must compete with more established treatments currently accepted as the standards of care;

•	potential future challenges to, or third-party claims in respect of, our intellectual property rights underlying the ARAI™ platform;

•	difficulties assimilating and retaining key personnel of the Holo Surgical business, including any personnel directly involved in the development of the ARAI™ platform;

•	difficulties in combining Holo Surgical’s business into the Company’s existing business, with such integration becoming more costly or time consuming than we originally anticipated;

•	discovery of liabilities of Holo Surgical that are broader in scope and magnitude or are more difficult to manage than originally anticipated or were not previously identified; and

•	inability or failure to successfully integrate financial reporting and information technology systems.

If we are not able to successfully integrate, develop and manage Holo Surgical and its operations, or if we experience delays or other challenges with executing our strategy for the ARAI™ platform or combining the businesses, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected and our business, financial condition, results of operations and prospects may be negatively impacted. In addition, the integration process could result in higher than expected costs, diversion of management attention and disruption of either company’s ongoing businesses, any of which may adversely affect our business, financial condition, results of operations and prospects.

A disruption in our relationship with our former OEM businesses could have a material adverse impact on our business, financial condition, and results of operations.

Our former OEM businesses will continue to manufacture certain metal, synthetic and tissue-based implants and associated instrumentation and process certain sterilized allograft implants for us pursuant to distribution agreements with Ardi Bidco Ltd. and certain of its affiliates. During portions of the term of such distribution agreements, the OEM businesses will also provide certain supply chain services (including warehousing and drop-shipment services) and design and development services to us. The distribution agreements will have an initial term of five years with a possibility of renewal. Our former OEM businesses in the past have experienced and continue to experience delays, as a result of employee turnover or otherwise, which have and may in the future cause us to experience delays in receiving supplies under the distribution agreements. Any disruption in supply or a significant change in our relationship with the OEM businesses could have a material adverse impact on our business, financial condition and results of operations. While we believe that there are alternate sources of supply that can satisfy our commercial requirements, we cannot be certain that identifying and establishing relationships with such sources, if necessary, would not result in significant delay or material additional costs.

Risks Related to Government Regulation

We and certain of our suppliers may be subject to extensive government regulation that increases our costs and could limit our ability to market or sell our products.

The medical devices we market are subject to rigorous regulation by the U.S. Food and Drug Administration (“FDA”) and numerous other federal, state, and foreign governmental authorities. These authorities regulate the development, approval, classification, testing, manufacturing, labeling, marketing, and sale of medical devices. Likewise, our use and disclosure of certain categories of health information may be subject to federal and state laws, implemented and enforced by governmental authorities that protect health information privacy and security. See “Business – Government Regulation” herein for a summary of certain regulations to which we are subject. Further, we cannot predict whether, in the future, the U.S. or foreign governments may impose new regulations that have a material adverse effect on our business, financial condition, results of operations and prospects.

The approval or clearance by governmental authorities, including the FDA in the United States, is generally required before any medical devices may be marketed in the United States or other countries. The process of obtaining FDA clearance and approvals to develop and market a medical device can be costly, time-consuming, and subject to the risk that such clearances or approvals will not be granted on a timely basis, if at all. The regulatory process may delay or prohibit the marketing of new products and impose substantial additional costs if the FDA lengthens review times for new devices. The FDA has the ability to change the regulatory classification of a cleared or approved device from a higher to a lower regulatory classification, or to reclassify human cells, tissues, and cellular and tissue-based products (HCT/P’s), either of which could materially adversely impact our ability to market or sell our devices and implants.

In addition, we may be subject to compliance actions, penalties, or injunctions if we are determined to be promoting the use of our products for unapproved or off-label uses, or if the FDA challenges one or more of our determinations that a product modification did not require new approval or clearance by the FDA. Device manufacturers are permitted to promote products solely for the uses and indications set forth in the approved product labeling. A number of enforcement actions have been taken against manufacturers that promote products for “off-label” uses, including actions alleging that federal health care program reimbursement of products promoted for “off-label” uses are false and fraudulent claims to the government. The failure to comply with “off-label” promotion restrictions can result in significant administrative obligations and costs, and potential penalties from, and/or agreements with, the federal government.

We and certain of our suppliers also are subject to announced and unannounced inspections by the FDA and other international notified bodies to determine our compliance with FDA’s Quality System Regulations (21 CFR Part 820) (“QSRs”) and other regulations. If the FDA were to find that we or certain of our suppliers have failed to comply with applicable regulations, the agency could institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as: fines and civil penalties against us, our officers, our employees, or our suppliers; unanticipated expenditures to address or defend such actions; delays in clearing or approving, or refusal to clear or approve, our products; withdrawal or suspension of approval of our products or those of our third-party suppliers by the FDA or other regulatory bodies; product recall or seizure; interruption of production; operating restrictions; injunctions; and criminal prosecution. The FDA also has the authority to request repair, replacement, or refund of the cost of any medical device manufactured or distributed by us. Any of the foregoing actions could have a material adverse effect on our development of new laboratory tests or business strategy and on our business, financial condition, results of operations, and cash flows.

Moreover, governmental authorities outside the United States have become increasingly stringent in their regulation of medical devices, and our products may become subject to more rigorous regulation by non-U.S. governmental authorities in the future. U.S. or non-U.S. government regulations may be imposed in the future that may have a material adverse effect on our business, financial condition and results of operations.

If we fail to obtain, or experience significant delays in obtaining, FDA clearances or approvals for our future products or modifications to our products, our ability to commercially distribute and market our products could suffer.

Our products are subject to extensive regulation by the FDA and numerous other federal, state and foreign governmental authorities. In particular, the FDA permits commercial distribution of most new medical devices only after the devices have received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act (“501(k)”) or are the subject of an approved premarket approval application (“PMA”). The process of obtaining FDA clearance and approvals to develop and market a medical device can be costly, time-consuming, and subject to the risk that such clearances or approvals will not be granted on a timely basis, if at all.

Most of our metal and synthetic products, as well as our newly acquired Holo Surgical’s ARAI platform, fall into an FDA classification that requires the submission of a 510(k) application. This process requires us to demonstrate that the device to be marketed is at least as safe and effective as a legally marketed device. We must submit information that supports our substantial equivalency claims, and before we can market the new device, we must receive an order from the FDA finding substantial equivalence and clearing the new device for commercial distribution in the United States.

The 510(k) process generally takes three to nine months, but can take significantly longer, especially if the FDA requires a clinical trial to support the 510(k) application. Currently, we do not know whether the FDA will require clinical data in support of any 510(k) applications that we intend to submit for other products in our pipeline, including the ARAI platform. In addition, the FDA continues to re-examine its 510(k) clearance process for medical devices and published several draft guidance documents that could change that process. Any changes that make the process more restrictive could increase the time it takes for us to obtain clearances or could make the 510(k) process unavailable for certain of our products.

A PMA must be submitted to the FDA if the device cannot be cleared through the 510(k) process or is not exempt from premarket review by the FDA. A PMA must be supported by extensive data, including results of preclinical studies and clinical trials, manufacturing and control data and proposed labeling, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device for its intended use. The PMA process is more costly and uncertain than the 510(k) clearance process, and generally takes between one and three years, if not longer. In addition, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new 510(k) clearance or, possibly, a PMA. Modifications to products that are approved through a PMA application generally need FDA approval. Similarly, some modifications made to products cleared through a 510(k) application may require a new 510(k) application. Our commercial distribution and marketing of any products or product modifications that we develop will be delayed until regulatory clearance or approval is obtained. The FDA can delay, limit or deny clearance or approval of a device for many reasons, including:

•	our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our products are safe or effective for their intended uses;

•

the disagreement of the FDA or the applicable foreign regulatory body with the design or implementation of our clinical trials or the interpretation of data from pre-clinical studies or clinical trials;

•	serious and unexpected adverse device effects experienced by participants in our clinical trials;

•	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required;

•	our inability to demonstrate that the clinical and other benefits of the device outweigh the risks; or

•	the manufacturing process or facilities we use may not meet applicable requirements.

Delays in obtaining regulatory clearances and approvals may:

•	delay or prevent commercialization of products we develop;

•	require us to perform costly tests or studies;

•	diminish any competitive advantages that we might otherwise have obtained; and

•	reduce our ability to collect revenue.

The FDA may require clinical data in support of any future 510(k) applications or PMAs that we intend to submit for products in our pipeline. We have limited experience in performing clinical trials that might be required for a 510(k) clearance or PMA approval. If any of our products require clinical trials, the commercialization of such products could be delayed which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The safety of our products is not yet supported by long-term clinical data and may therefore prove to be less safe and effective than initially thought.

The ability to obtain a 510(k) clearance is generally based on the FDA’s agreement that a new product is substantially equivalent to certain already marketed products. Because most 510(k)-cleared products were not the subject of pre-market clinical trials, spine surgeons may be slow to adopt our 510(k)-cleared products, we may not have the comparative data that our competitors have or are generating, and we may be subject to greater regulatory and product liability risks. With the passage of the American Recovery and Reinvestment Act of 2009, funds have been appropriated for the U.S. Department of Health and Human Services’ Healthcare Research and Quality to conduct comparative effectiveness research to determine the effectiveness of different drugs, medical devices, and procedures in treating certain conditions and diseases. Some of our products or procedures performed with our products could become the subject of such research. It is unknown what effect, if any, this research may have on our business. Further, future research or experience may indicate that treatment with our products does not improve patient outcomes or improves patient outcomes less than we initially expected. Such results would reduce demand for our products and this could cause us to withdraw our products from the market. Moreover, if future research or experience indicate that our products cause unexpected or serious complications or other unforeseen negative effects, we could be subject to significant legal liability, significant negative publicity, damage to our reputation and a dramatic reduction in sales of our products, all of which would have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business is subject to complex and evolving U.S. and international laws and regulation regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, changes to our business practices, penalties, increased cost of operations, or otherwise harm our business.

Regulatory authorities around the world have enacted laws and regulations, or are considering a number of legislative and regulatory proposals, concerning data protection. The interpretation and application of consumer and data protection laws in the United States, EU and elsewhere are often uncertain and subject to change. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. Failure to comply with any of these laws and regulations could result in enforcement action against us, including fines, public censure, claims for damages by affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business, results of operations, and financial condition. These enacted or potential laws and regulations, and their interpretations, could, in addition to the possibility of fines, result in an order requiring that we change our data practices, which could have an adverse effect on our business and results of operations. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

For example, the California Consumer Privacy Act (“CCPA”), which became effective on January 1, 2020, establishes additional data privacy rights for California residents, including expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. In addition, on November 3, 2020, California voters approved a new privacy law, the California Privacy Rights Act (“CPRA”), which significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts. Many of the CPRA’s provisions will become effective on January 1, 2023. It remains unclear what, if any, further modifications will be made to this legislation or how it will be interpreted. Similar laws have been proposed in other states and at the federal level, and if passed, such laws may have potentially conflicting requirements that would make compliance challenging.

Recent legal developments in Europe have created compliance uncertainty regarding certain transfers of personal data from Europe to the United States. For example, the General Data Protection Regulation (EU 2016/679) (“GDPR”), which became effective in the European Union (the “EU”) on May 25, 2018, applies to our activities conducted from an establishment in the EU or related to products and services that we offer to EU customers. The GDPR created a range of new compliance obligations, which could cause us to change our business practices, and will significantly increase financial penalties for noncompliance. In addition, the European Commission in July 2016 and the Swiss Government in January 2017 approved the EU-U.S. and the Swiss-U.S. Privacy Shield frameworks, respectively, which are designed to allow U.S. companies that self-certify to the U.S. Department of Commerce and publicly commit to comply with the Privacy Shield requirements to freely import personal data from the EU and Switzerland. However, these frameworks face a number of legal challenges and their validity remains subject to legal, regulatory and political developments in both the EU and the United States. For example, on July 16, 2020, the Court of Justice of the EU invalidated the EU-US Privacy Shield Framework. This has resulted in some uncertainty, and compliance obligations could cause us to incur costs or require us to change our business practices in a manner adverse to our business.

If third-party payers fail to provide appropriate levels of reimbursement for the use of our implants, our revenues could be adversely affected.

The impact of U.S. healthcare reform legislation on our business remains uncertain. In 2010, federal legislation to reform the U.S. healthcare system was enacted into law. The impact of this far-reaching legislation, including Medicare provisions purportedly aimed at improving quality and decreasing costs, comparative effectiveness research, an independent payment advisory board, and pilot programs to evaluate alternative payment methodologies, could meaningfully change the way healthcare is designed and delivered. It is possible that aspects of currently enacted legislation may change or be struck down by the courts. The extent of any such changes and the impact on our business is uncertain. We therefore cannot predict what other healthcare programs and regulations will be ultimately implemented at the federal or state level, or the effect of any future legislation, court rulings or regulation in the United States. Amendments to, or rescissions of, existing laws and regulations, or the implementation of new ones, could meaningfully change the way healthcare is designed and delivered. Any change that lowers reimbursement for an implant, our services, or our other technologies, or that reduces medical procedure volumes, would likely adversely impact our business, financial condition, and results of operations.

We are subject to federal, state and foreign laws and regulations, including fraud and abuse laws, as well as anti-bribery laws, and could face substantial penalties if we fail to fully comply with such regulations and laws.

Our relationship with foreign and domestic government entities and healthcare professionals, such as physicians, hospitals and those to whom and through whom we may market our implants and technologies, are subject to scrutiny under various federal, state and territorial laws in the United States and other jurisdictions in which we conduct business. These include, for example, anti-kickback laws, physician self-referral laws, false claims laws, criminal health care fraud laws, and anti-bribery laws (e.g., the United States Foreign Corrupt Practices Act and the United Kingdom Bribery Act of 2010). Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, fines, imprisonment and, within the United States, exclusion from participation in government healthcare programs, including Medicare, Medicaid and Veterans Administration health programs. These laws are administered by, among others, the Department of Justice, the Office of Inspector General of the Department of Health and Human Services, state attorneys general, and their respective counterparts in the applicable foreign jurisdictions in which we conduct business. Many of these agencies have increased their enforcement activities with respect to medical device manufacturers in recent years.

We may be subject to suit under a state or federal whistleblower statute.

Those who engage in business with the federal government, directly or indirectly, may be sued under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These lawsuits, known as qui tam suits, are authorized under certain circumstances by the False Claims Act and can involve significant monetary damages and award bounties to private plaintiffs who successfully bring these suits. If any of these lawsuits were to be brought against us, such suits combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on our financial condition and results of operations.

The Affordable Care Act has sought to link the violations of the Anti-Kickback Statute with violations of the False Claims Act, making it arguably easier for the government or for whistleblowers, acting in the name of the government, to sue medical manufactures under the False Claims Act.

In addition to federal whistleblower laws, various states in which we operate also have separate whistleblower laws to which we may be subject.

Risks Related to Intellectual Property

If our patents and the other means we use to protect our intellectual property prove to be inadequate, our competitors and other parties could exploit our intellectual property or develop and commercialize products and technologies similar or identical to ours and our ability to successfully commercialize any products may be adversely affected.

Our success depends in large part on our ability to obtain and maintain patent and other intellectual property with respect to our products. The law of patents and trade secrets is constantly evolving and often involves complex legal and factual questions. The U.S. government or applicable bodies in other jurisdictions may deny or significantly reduce the coverage we seek for our patent applications before or after a patent is issued. We cannot be sure that any particular patent for which we apply will be issued, that the scope of the patent protection will be comprehensive enough to provide adequate protection from competing technologies, that interference, derivation, reexamination, post-grant review, inter partes review or other proceedings regarding any of our patent applications will not be filed, or that we will achieve any other competitive advantage from a patent. In addition, it is possible that one or more of our patents will be held invalid or reduced in scope of claims if challenged or that others will claim rights in or ownership of our patents and other proprietary rights. If any of these events occur, our competitors and other parties may be able to use our intellectual property to compete more effectively against us.

The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Because patent applications remain secret until published (typically 18 months after first filing) and the publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be certain that our patent application was the first application filed disclosing or potentially covering a particular invention. If another party’s rights to an invention are superior to ours, we may not be able to obtain a license to use that party’s invention on commercially reasonable terms, if at all. In addition, our competitors, many of which have greater resources than us, could obtain patents that will prevent, limit or interfere with our ability to make use of our inventions either in the United States or in international markets. Further, the laws of some foreign countries do not always protect our intellectual property rights to the same extent as the laws of the United States. Litigation or regulatory proceedings in the United States or foreign countries also may be necessary to defend and enforce our patent or other intellectual property rights or to determine the scope and validity of the proprietary rights of our competitors. These proceedings may prove unsuccessful and result in our patents being found invalid or unenforceable, in whole or in part, and may also be costly, result in development delays, and divert the attention of our management. Any of the foregoing could have a material adverse effect on our results of operations and financial position.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We rely on unpatented proprietary techniques, processes, trade secrets and know-how, which can be difficult to protect. It is possible that others will independently develop technology similar to our technology or otherwise gain access to or disclose our proprietary technologies. We may not be able to meaningfully protect our rights in these proprietary technologies, which would reduce our ability to compete.

We seek to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, collaborators, service providers, contract manufacturers, consultants, advisors, and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. Any of the foregoing could have a material adverse effect on our results of operations and financial position.

Our success depends in part on our ability to operate without infringing on, misappropriating or otherwise violating the intellectual property and proprietary rights of others, and if we are unable to do so we may be liable for damages.

We cannot be certain that U.S. or foreign patents or patent applications of other companies do not exist or will not be issued that would prevent us from commercializing our medical devices, surgical instruments and other technologies. Third parties have sued us, and in the future may sue us, for infringing, misappropriating or otherwise violating their patent or other intellectual property rights, regardless of the merit of such claims. Intellectual property litigation is costly. Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of infringement, validity, enforceability, or priority. If we do not prevail in litigation, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent or other intellectual property right. We could also be required to cease the infringing activity or obtain a license requiring us to make royalty and other payments. It is possible that a required license may not be available to us on commercially acceptable terms, if at all. In addition, a required license may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us, and it could require us to make substantial licensing, royalty and other payments. If we fail to obtain a required license or are unable to design around another company’s patent, we may be unable to make use of some of the affected technologies or distribute the affected surgical implants, which would reduce our revenues.

The defense costs and settlements for patent infringement lawsuits are not covered by insurance. Patent infringement lawsuits can take years to settle. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our management and other personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. If we are not successful in our defenses or are not successful in obtaining dismissals of any such lawsuit, we could be required to pay substantial legal fees or settlement costs. Any of the foregoing could have a material adverse effect on our results of operations and financial position.

We may be subject to claims that our employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Many of our employees, consultants, and advisors are currently or were previously employed at universities or other biotechnology companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Any of the foregoing could have a material adverse effect on our results of operations and financial position.

Risks Related to Our Common Stock and the Offering

Our stock price has been, and could continue to be, volatile.

There has been significant volatility in the market price and trading volume of equity securities, which may be unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations could negatively affect the market price of our stock. The market price and volume of our common stock could fluctuate, and in the past has fluctuated, more dramatically than the stock market in general. During the 12 months ended September 30, 2020, the market price of our common stock has ranged from a high of $5.40 per share to a low of $1.46 per share. You may not be able to resell your shares at or above the price you paid for them due to fluctuations in the market price of our stock. Some factors, in addition to the other risk factors identified above, that could have a significant effect on our stock market price include but are not limited to the following:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	the public’s reaction to our press releases, our other public announcements, and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	announcements relating to the SEC Investigation or ongoing litigation;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations, or principles;

•	changes in our growth rates or our competitors’ growth rates;

•	developments regarding our patents or proprietary rights or those of our competitors;

•	our inability to raise additional capital as needed;

•	concerns or allegations as to the safety or efficacy of our products;

•	changes in financial markets or general economic conditions;

•	sales of stock by us or members of our management team, our Board, our significant stockholders, or certain institutional stockholders;

•	changes in stock market analyst recommendations or earnings estimates regarding our stock, other comparable companies or our industry generally.

The future issuance or sale of shares of our common stock, or the perception that such issuances or sales could occur, may negatively impact our stock price and you may experience significant dilution as a result of future issuances of our securities.

The sale or availability for sale of substantial amounts of our common stock, or the perception that such sales could occur, could adversely impact its price. Our amended and restated articles of incorporation authorize us to issue 150,000,000 shares of our common stock. As of December 14, 2020, there were 81,396,449 shares of our common stock outstanding. Accordingly, a substantial number of shares of our common stock are outstanding and available for sale in the market. In addition, we may be obligated to issue additional shares of our common stock upon the exercise of outstanding options, in connection with employee benefit plans (including any equity incentive plans) and in connection with contingent payments under acquisition agreements to which we are a party.

In the future, we may decide to raise capital through offerings of our common stock, additional securities convertible into or exchangeable for common stock, or rights to acquire these securities or our common stock. The issuance of additional shares of our common stock or additional securities convertible into or exchangeable for our common stock could result in dilution of existing stockholders’ equity interests in us. Issuances of substantial amounts of our common stock, or the perception that such issuances could occur, may adversely affect prevailing market prices for our common stock, and we cannot predict the effect this dilution may have on the price of our common stock.

Additionally, if our stockholders sell substantial amounts of our common stock, or if the market perceives that such sales could occur, the market price of our common stock could fall. In addition, the average daily trading volume in our stock is relatively low. The lack of trading activity in our stock may lead to greater fluctuations in our stock price. Low trading volume may also make it difficult for stockholders to execute transactions in our common stock in a timely fashion.

Management will have broad discretion as to the use of the proceeds that we will receive from the offering and may not use the proceeds effectively.

We have not designated the net proceeds from the offering to be used for any particular purpose. As a result, our management will have broad discretion as to the application of the net proceeds from the offering and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from the offering, our management could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, financial condition, results of operations and prospects, and cause the price of our common stock to decline.

We do not currently intend to pay dividends on our common stock for the foreseeable future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

If securities analysts do not continue to publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading price for our common stock relies, in part, on the research and reports that industry or financial analysts publish about us or our business. If few analysts publish research or reports about us, the trading price of our stock would likely decrease. If one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which, in turn, could cause our stock price to decline.

Certain provisions in our charter and bylaws and under Delaware law, and the terms of certain milestone obligations to which we are subject, may inhibit potential acquisition bids for our company and prevent changes in our management, which may adversely affect the price of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could discourage, delay or prevent a change of control of our company or changes in management that our stockholders might deem advantageous, including transactions in which stockholders might otherwise receive a premium for their shares. As a result of these provisions, the price investors may be willing to pay for shares of our common stock may be limited. Moreover, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions include the ability of our Board to issue and set the terms of preferred stock, an absence of cumulative voting rights, advance notice procedures and the ability of our Board to amend our amended and restated bylaws without obtaining stockholder approval:

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Further, pursuant to the Master Transaction Agreement, dated as of November 1, 2018, pursuant to which we acquired Paradigm, we will be obligated to pay some or all of the milestone payments thereunder that remain unpaid — whether or not we have achieved the milestones — upon a change in control of our company prior to December 31, 2022. In addition, under the Holo Surgical Purchase Agreement, any surviving entity or acquiror in a change of control transaction involving our company will be required to assume any outstanding milestone obligations thereunder. These milestone payments and obligations could likewise discourage or disincentivize a change of control of our company that our stockholders might deem advantageous.

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated bylaws specify that, unless a majority of our Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for most legal actions brought against us by stockholders; provided that, if the Court of Chancery does not have jurisdiction over such action, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware, will be the sole and exclusive forum for such action. Our amended and restated bylaws also provide that, unless a majority of our Board consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, to the fullest extent permitted by law, will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may have the effect of discouraging lawsuits against our directors and officers. The choice of forum provision requiring that the Court of Chancery of the State of Delaware be the exclusive forum for certain actions would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act.

There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents and bylaws has been challenged in legal proceedings. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find these types of provisions to be inapplicable or unenforceable, and if a court were to find the exclusive forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

If you purchase our common stock in the offering, you will experience immediate dilution in your investment and you will experience further dilution as a result of future sales of our equity, subsequent exercises of our outstanding options, or the future grant of equity by us.

Since the public offering price per share of our common stock is substantially higher than the as adjusted net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the as adjusted net tangible book value of the common stock you purchase in the offering. Based on the public offering price of $             per share, you will experience immediate dilution of $             per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to this offering and the public offering price.

We may also choose to raise additional capital from time to time, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional funds through the future sale of equity or convertible securities, the issuance of such securities will result in dilution to our stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in the offering. Investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

In addition, you could experience substantial dilution of your investment as a result of subsequent exercises of outstanding options and vesting of restricted stock units issued as compensation for services performed by employees, directors, consultants, and others, or the grant of future equity-based awards. As of December 14, 2020, an aggregate of 946,603 shares of common stock were reserved for issuance under our 2018 Incentive Compensation Plan, 4,960,527 shares of common stock were issuable upon the vesting of outstanding stock options, with a weighted-average exercise price of $3.30 per share, and 1,940,733 shares of common stock were issuable upon the vesting of outstanding restricted stock units. Of the 4,960,527 stock options outstanding as of December 14, 2020, 2,806,401 stock options were vested and exercisable. To the extent that outstanding options are exercised, our existing stockholders could experience dilution. We rely on equity awards to motivate current employees and to attract new employees. The grant of future equity awards by us to our employees and other service providers could further dilute your investment.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus include the following items:

•	the anticipated impact of the COVID-19 pandemic and our attempts at mitigation;

•	risks relating to other existing and potential future investigations and litigation;

•	the identification of control deficiencies, including material weaknesses in internal control over financial reporting and the impact of the same;

•	potential reputational damage that we have or may suffer as a result of the findings of the SEC’s and our internal investigations or otherwise;

•	the outcome of ongoing litigation and investigations, including the SEC investigation the EPA investigation, the securities class action and the stockholder derivative suit;

•	general worldwide economic conditions and related uncertainties;

•	the failure by us to identify, develop and successfully implement immediate action plans and longer-term strategic initiatives;

•	the reliability of our supply chain;

•	our ability to meet obligations under our material agreements;

•	the duration of decreased demand for our products;

•	whether or when the demand for procedures involving our products will increase;

•	our ability to obtain, maintain, protect and enforce intellectual property and proprietary protection for our products and technologies;

•

our access to adequate operating cash flow, trade credit, borrowed funds and equity capital to fund our operations and pay our obligations as they become due, and the terms on which external financing may be available, including the impact of adverse trends or disruption in the global credit and equity markets;

•	our financial position and results, total revenue, product revenue, gross margin, and operations;

•

failure to realize, or unexpected costs in seeking to realize, the expected benefits of the Holo Surgical acquisition, including the failure of Holo Surgical’s products and services to be satisfactorily developed or achieve applicable regulatory approvals or as a result of the failure to commercialize and distribute Holo Surgical’s products;

•	the failure to effectively integrate Holo Surgical’s operations with our existing operations and retain key personnel;

•

the number of shares and amount of cash that will be required in connection with any post-closing payments for our acquisitions of Paradigm and Holo Surgical, including as a result of changes in the trading price of our common stock and its effect on the amount of cash needed to fund any post-closing payments in connection with such acquisitions;

•	the diversion of management time and attention to the Holo Surgical transaction and subsequent integration;

•	the effect and timing of changes in laws or in governmental regulations;

•	the volatility of the trading price of our common stock;

•	our ability to secure financing in the future and continue as a going concern;

•	risks resulting from our reduced cash levels as a result of the recent redemption of Series A Convertible Preferred Stock; and

•	other risks described in our public filings with the SEC.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “requires,” “hopes,” “may,” “will,” “assumes,” “could,” “should,” “would,” “predict,” “potential” and variations of such terms or the negative of these terms or other comparable terminology. Do not unduly rely on forward-looking statements. These statements give our expectations about future performance, but are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Some of the matters described in the “Risk Factors” section constitute cautionary statements which identify factors regarding these forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results indicated in these forward-looking statements. Other factors could also cause actual results to vary materially from the future results indicated in such forward-looking statements.

Forward-looking statements speak only as of the date they are made, and unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from the offering will be approximately $             million, or approximately $             million if the underwriters exercise their option to purchase additional shares in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of the offering for general corporate purposes, which may include, without limitation, working capital, capital expenditures and the financing of possible future acquisitions, although we have no agreements or understandings with respect to any such acquisitions. We may also use a portion of the net proceeds to make milestone payments to the Seller under the Holo Surgical Purchase Agreement if they become payable. For more information, see the section titled “Prospectus Summary—Recent Developments—Holo Surgical Acquisition.” The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, our management will have broad discretion to allocate the net proceeds of the offering. Pending their ultimate use, we intend to invest the net proceeds in cash equivalents or short-term securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the growth and development of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our stockholders purchased their shares.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2020:

•	on an actual basis; and

•

on a pro forma as adjusted basis to give effect to the Holo Surgical acquisition and to the sale of                  shares of our common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, as if each had occurred as of September 30, 2020.

You should read the following table in conjunction with the section entitled “Use of Proceeds” included in this prospectus, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q filed with the SEC on November 16, 2020 incorporated by reference in this prospectus, our unaudited consolidated financial statements incorporated by reference in this prospectus and our Current Report on Form 8-K/A filed with the SEC on December 30, 2020 incorporated by reference in this prospectus.

	As of September 30, 2020
	Actual (unaudited)	Pro Forma As Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$95,790	$

Debt, including current portion:
Total long term debt, net	—		—

Stockholders’ equity (deficit):
Common stock, $0.001 par value; 150,000,000 shares authorized, 75,146,449 shares issued and outstanding, actual; 150,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	75
Additional paid-in capital	503,901
Accumulated other comprehensive loss	(2,619)
Accumulated deficit	(384,922)
Less treasury stock, 1,429,141 shares, at cost	(5,559)

Total stockholders’ equity	110,876

Total capitalization	$110,876	$

The outstanding share information in the table above is based on 75,146,449 shares outstanding as of September 30, 2020, and assumes no exercise of the underwriters’ option to purchase additional shares in the offering, and excludes as of that date the following:

•	5,439,196 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $3.55 per share;

•	89,935 shares of our common stock issuable upon the vesting of outstanding restricted stock units;

•	1,874,558 shares of common stock issuable upon the vesting of outstanding restricted stock awards;

•	1,058,913 shares of common stock reserved for future issuance under our 2018 Incentive Compensation Plan; and

•

any shares that may become payable pursuant to the terms of the contingent consideration arrangements under the Holo Surgical Purchase Agreement and in connection with the Paradigm transaction, and any shares that were paid as part of the purchase price pursuant to the Holo Surgical Purchase Agreement.

DILUTION

If you purchase shares of our common stock in this offering, you will experience immediate dilution to the extent of the difference between the public offering price per share in this offering and our net tangible book value per share immediately after this offering. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of September 30, 2020, our historical net tangible book value was approximately $110.9 million, or approximately $1.48 per share. Our pro forma net tangible book value as of September 30, 2020, before giving effect to this offering, was $80.9, or $1.10 per share of our common stock. Pro forma net tangible book value, before the issuance and sale of shares in this offering, gives effect to the Holo Surgical acquisition.

After giving effect to the sale by us of                 shares of our common stock in this offering at the assumed public offering price of $             per share, which is the last reported sale price of our common stock on the Nasdaq Global Select Market on                 , and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2020 would have been approximately $            million, or approximately $            per share. This represents an immediate increase in net tangible book value of $            per share to existing stockholders and an immediate dilution of $            per share to new investors purchasing shares of our common stock in this offering.

The following table illustrates this dilution on a per-share basis (unaudited):

Assumed public offering price per share of common stock			$
Historical net tangible book value per share as of September 30, 2020		$1.48
Pro forma change in historical net tangible book value per share attributable to the Holo Surgical acquisition		$(1.10)
Pro forma net tangible book value per share as of September 30, 2020		$0.37
Increase in pro forma net tangible book value per share attributable to this offering	$

Pro forma as adjusted net tangible book value per share after this offering			$

Dilution per share to new investors participating in this offering			$

The foregoing table is based on 75,146,449 shares outstanding as of September 30, 2020, and assumes no exercise of the underwriters’ option to purchase additional shares in the offering, and excludes as of that date the following:

•	5,439,196 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $3.55 per share;

•	89,935 shares of our common stock issuable upon the vesting of outstanding restricted stock units;

•	1,874,558 shares of common stock issuable upon the vesting of outstanding restricted stock awards;

•	1,058,913 shares of common stock reserved for future issuance under our 2018 Incentive Compensation Plan; and

•

any shares that may become payable pursuant to the terms of the contingent consideration arrangements under the Holo Surgical Purchase Agreement and in connection with the Paradigm transaction, and any shares that were paid as part of the purchase price pursuant to the Holo Surgical Purchase Agreement.

To the extent that any of our outstanding stock options are exercised or restricted stock units or awards vest, we grant additional stock options or other awards under our stock incentive plans, or we issue additional shares of common stock in the future, you will experience further dilution.

BUSINESS

Overview

We are a global medical technology company focused on advancing the science of spine care by delivering innovative solutions, including the application of digital technologies, to drive superior patient outcomes. We have a broad portfolio of spinal hardware implants, including solutions for fusion procedures in the lumbar, thoracic, and cervical spine, motion preservation solutions for the lumbar spine, and a minimally invasive surgical implant system for fusion of the sacroiliac joint. We also have a portfolio of advanced and traditional orthobiologics, or biomaterials. In addition to our spinal hardware and biomaterials portfolios, we are developing a digital surgery platform that we call ARAI, for Augmented Reality and Artificial Intelligence, which we believe is one of the most advanced artificial intelligence technologies being applied to surgery, designed to automatically segment, identify, and recognize patient anatomy to autonomously assist the surgeon throughout the surgical procedure. This proprietary artificial intelligence-based platform system is an intelligent anatomical mapping technology designed to assist surgeons by allowing them to remain in safe anatomical zones, and to enhance surgical performance. We plan to leverage our digital surgery platform to improve patient outcomes and drive adoption of our spinal hardware implants and biomaterials products. We are developing a pipeline of new innovative technologies that we plan to integrate with our digital surgery platform.

Our product portfolio of spinal hardware implants and biomaterials products address an estimated $12.7 billion global spine market. We estimate that our current portfolio addresses nearly 87% of all surgeries utilizing spinal hardware implants and approximately 70% of the biomaterials used in spine-related uses. Our portfolio of spinal hardware implants consists of a broad line of solutions for spinal fusion in minimally invasive surgery (“MIS”), deformity, and degenerative procedures; motion preservation solutions indicated for use in one- or two-level disease; and an implant system designed to relieve sacroiliac joint pain. Our biomaterials products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following spinal surgery.

We offer a portfolio of products for thoracolumbar procedures, including: the Streamline TL Spinal Fixation system, a system for degenerative and complex spine procedures; and the Streamline MIS Spinal Fixation System, a broad range of implants and instruments used via a percutaneous or mini-open approach. We offer a complementary line of interbody fusion devices, Fortilink-TS, Fortilink-L, and Fortilink-A, in our TETRAfuse 3D Technology, which is 3D printed with nano-rough features that have been shown to allow more bone cells to attach to more of the implant, increasing the potential for fusion. We offer a portfolio of products for cervical procedures, including: the CervAlign ACP System, a comprehensive anterior cervical plate system; the Fortilink-C IBF System, a cervical interbody fusion device that utilizes TETRAfuse 3D technology; and the Streamline OCT System, a broad range of implants used in the occipito-cervico-thoracic posterior spine. Our motion preservation systems are designed to enable restoration of segmental stability, while preserving motion. These systems include: Coflex Interlaminar Stabilization device, the only FDA PMA-approved implant for the treatment of moderate to severe lumbar spinal stenosis in conjunction with decompression; and HPS 2.0 Universal Fixation System, a pedicle screw system used for posterior stabilization of the thoracolumbar spine that includes a unique dynamic coupler, shown to preserve motion and reduce the mechanical burden on adjacent segments. Our implant system for fusion of the sacroiliac joint, SImmetry SI Joint Fusion System, is a minimally invasive surgical implant system that has been clinically demonstrated to produce high rates of sacroiliac joint fusion and statistically significant decreases in opioid use, pain, and disability.

Through a series of distribution agreements, our product portfolio of biomaterials consists of a variety of bone graft substitutes including cellular allografts, demineralized bone matrices (“DBMs”) and synthetic bone growth substitutes that have a balance of osteoinductive and osteoconductive properties to enhance bone fusion rates following spinal surgery. We market ViBone and ViBone Moldable, two next-

generation viable cellular allograft bone matrix products intended to provide surgeons with improved results for bone repair. ViBone and ViBone Moldable are processed using a proprietary method optimized to protect and preserve the health of native bone cells to potentially enhance new bone formation and are designed to perform and handle in a manner similar to an autograft. ViBone and ViBone Moldable contain cancellous bone particles as well as demineralized cortical bone particles and fibers, delivering osteoinductive, osteoconductive, and osteogenic properties. Our DBM product offering includes BioSet, BioReady, and BioAdapt, a DBM portfolio consisting of putty, putty with chips, strips, and boat configurations for various surgical applications while providing osteoinductive properties to aid in bone fusion. Our synthetic bone growth substitutes include nanOss and nanOss 3D Plus, a family of products that provide osteoconductive nano-structured hydroxyapatite (“HA”) and an engineered extracellular matrix bioscaffold collagen carrier that mimics a natural bone growth solution.

To complement our spinal hardware and biomaterials portfolios, we are developing a proprietary digital surgery platform called ARAI, which is a freestanding surgical guidance system that combines 3D visualization, data analytics, and machine learning, without interrupting the current surgical workflow. We believe it is one of the most advanced artificial intelligence technologies being applied to surgery, designed to automatically segment, identify, and recognize patient anatomy to autonomously assist the surgeon throughout the procedure. ARAI has been designed to address the limitations of current computer-assisted spine surgery and spine robotics systems that lack 3D visualization, patient anatomy recognition, and data analytics and that may have long setup requirements and lengthy registration times that can add significant amounts of time to the overall procedure.

ARAI combines (i) advanced augmented reality to provide the surgeon with an “X-ray vision”-like 3D overlay rendering of the patient’s anatomy, (ii) automated image processing and modular spine level identification and segmentation so the system knows the patient’s anatomy to enhance navigation, (iii) autonomous planning software and implant selection, and (iv) artificial intelligence and predictive analytics to provide autonomous guidance for preoperative and intraoperative surgeon decision-making. ARAI’s artificial intelligence has the ability to recognize the difference between patient anatomy, such as a nerve root and a blood vessel, and help identify anatomy within complex areas of the spine, where it is easy to miscount levels. ARAI has been designed with a unique setup process of quickly establishing the synchronization between virtual images and the patient’s real anatomy, a process called registration. Many other computer-assisted spine surgery and robotics systems have long setup requirements and registration times that can result in surgery delays, leading to inefficiencies that are cited as a major reason why surgeons have not yet widely adopted navigation and robotic technology. ARAI has been designed to provide surgeons with real-time perioperative information such as alerts and suggestions to ensure the correct operative plan is being followed, decrease surgical complications, reduce surgical times, and improve patient outcomes. We plan to make an FDA 510(k) premarket submission for our ARAI platform in the first quarter of 2021 and submit a CE mark application in Europe in 2022.

We plan to develop and commercialize several next-generation features for the ARAI platform, including smart instrumentation, integration with robotic platforms, patient-specific 3D printed implants, and diagnostic and predictive analytics. These surgical devices will be designed with tracking technology intended to allow real-time 3D visualization and positioning of the instruments in the surgical field and autonomous safety features to aid in surgical precision and help avoid potential damage to surrounding tissue and neurological structures. We are designing ARAI to be integrated with existing robotic platforms to make them “smart” by identifying relevant anatomy. In addition, we are designing the ARAI platform with a software application to enable patient-specific implants with exact dimensions, shape, and contour based on a patient’s specific bone density and height. We are also developing a novel diagnostic and predictive analytics capability using machine learning that leverages a large volume of patient data with known outcomes to allow for autonomous identification of spinal pathology.

We have aligned our core business principles with a focused business strategy that we believe will advance and scale our business with the ultimate goal of delivering on our promise to provide better patient outcomes. To support this effort, we have assembled a spine-industry experienced executive leadership team to execute against our growth strategy, which includes leveraging our digital surgery platform to improve patient outcomes and drive adoption of our spinal hardware implants and biomaterials products, developing and commercializing an increased cadence of innovative spinal hardware implants and biomaterials products, validating our innovative products with clinical evidence, growing our international business, and strategically pursuing acquisition, license, and distribution opportunities.

We currently market and sell our products to hospitals, ambulatory surgery centers, and healthcare providers in the United States and in more than 40 countries worldwide. Our U.S. sales organization consists of area sales directors and regional product specialists who oversee a network of independent spine and orthobiologics distributors who receive commissions for sales that they generate. Our international sales organization is composed of a sales management team that oversees a network of direct sales representatives, independent spine and orthobiologics distributors, and stocking distributors. International sales represented approximately 17% of our pro forma revenue for the year ended December 31, 2019 and 17% of our pro forma revenue for the nine months ended September 30, 2020 (which pro forma revenue information takes into account the disposition of our OEM businesses).

For the year ended December 31, 2019 our pro forma revenue was $117.4 million and for the nine months ended September 30, 2020 our pro forma revenue was $75.6 million. For the year ended December 31, 2019 our pro forma net loss from continuing operations was $342.4 million and for the nine months ended September 30, 2020 our pro forma net loss from continuing operations was $76.5 million.

Our History and Development

We currently operate at four locations: our corporate headquarters in Deerfield, Illinois; our Wurmlingen, Germany facility where we manage our international commercial business and maintain a Research and Development Center of Excellence focused on motion preservation implants and instrumentation; our Marquette, Michigan facility where we maintain our customer service and contracting operations; and our Warsaw, Poland facility, where we have our Digital Surgery Innovation Center and research and development team focused on augmented reality and artificial intelligence.

The original Regeneration Technologies, Inc. (“RTI”) was incorporated in 1997 in Florida as a wholly owned subsidiary of the University of Florida Tissue Bank (“UFTB”). RTI began operations on February 12, 1998 when UFTB contributed its allograft processing operations, related equipment and technologies, distribution arrangements, research and development activities, and certain other assets to RTI. At the time of its initial public offering in August 2000, RTI was reincorporated in the State of Delaware, and in February 2008, RTI changed its name to RTI Biologics, Inc. In July 2013, RTI Biologics, Inc. completed the acquisition of Pioneer Surgical Technology, Inc. (“Pioneer”) and, in connection with the acquisition, changed its name from RTI Biologics, Inc. to RTI Surgical, Inc. In August 2017, RTI Surgical, Inc. completed the sale of substantially all of the assets related to its cardiothoracic closure business to A&E Advanced Closure Systems, LLC, a subsidiary of A&E Medical Corporation. On January 4, 2018, RTI Surgical, Inc. entered the sacroiliac joint fusion market with the acquisition of Zyga Technology, Inc. (“Zyga”), a private commercial-stage company that had developed and begun to commercialize the Simmetry Sacroiliac Joint Fusion System. On March 8, 2019, RTI Surgical, Inc. acquired Paradigm Spine, LLC (“Paradigm”), a private commercial-stage company focused on motion preservation and non-fusion spinal implant technology whose primary product was the Coflex Interlaminar Stabilization Device, a minimally invasive motion preserving stabilization implant. In connection with the Paradigm transaction, we restructured and RTI Surgical, Inc. became a wholly owned subsidiary of RTI Surgical Holdings, Inc.

On July 20, 2020 we completed the sale of our former OEM businesses to an entity owned and controlled by Montagu Private Equity LLP. As a result of the disposition, our former OEM businesses and our former business related to processing donated human musculoskeletal and other tissue and bovine and porcine animal tissue in producing allograft and xenograft implants using certain sterilization processes were sold. In connection with this transaction, we changed our name from RTI Surgical Holdings, Inc. to Surgalign Holdings, Inc., we changed the ticker symbol for our common stock to “SRGA,” and we became a pure-play spine company. On October 23, 2020, we acquired Holo Surgical Inc. and the technology related to the ARAI platform.

Industry Overview

The global spine surgery industry can be broken into various markets that align with the treatment procedures for patients suffering with back-related pain and other conditions. The most prevalent market is spine implants, composed of implantable devices to aid in both fusion and motion preservation procedures. The biomaterials market consists of human-derived and synthetic bone growth substitute products. The estimated annual market opportunity of the global spine surgery market was approximately $12.7 billion in 2019, and is expected to grow to $15.2 billion in 2024. The table below provides the estimated annual market opportunity of the global spine surgery market by segment for 2019 and 2024.

	2019			2024
($ in billions)	U.S.	O.U.S.	Total	U.S.	O.U.S.	Total
Spine Implants	$5.9	$3.9	$9.9	$7.2	$4.8	$12.0
Biomaterials	$1.9	$1.0	$2.8	$2.1	$1.2	$3.3
Total Spine Surgery Market	$7.8	$4.9	$12.7	$9.3	$6.0	$15.2

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Spine Implants: The global spine implants annual market opportunity was estimated at $9.9 billion in 2019, with most revenues being generated from spinal fusion devices. Fusion devices are designed and developed to aid in the restoration of spinal alignment and to provide fixation during the fusion process. Conversely, motion preservation devices are designed predominantly to stabilize the spine and allow for motion of the segments. Spine implants can be surgically applied via traditional open surgery or via minimally invasive surgery. We provide devices in both segments of the spine implant market and via both surgical methodologies.

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Biomaterials: The global biomaterials annual market opportunity was estimated at $2.8 billion in 2019. The biomaterials segment covers a large range of bone growth substitutes, including growth factors, cellular allografts, DBMs, traditional allografts, and synthetic bone graft substitutes. Biomaterials are utilized during spine surgery procedures to promote fusion by substituting or augmenting the normal regenerative capacity of bone.

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Enabling Technologies: A relatively new and emerging market within the spine surgery space is enabling technologies, which encompasses many of the computer-aided surgical systems, including spine navigation and robotic-assisted systems. These technologies are designed to aid surgeons in the treatment of spinal conditions by providing information and tools to enhance treatment planning and execution. Major categories within this segment include surgical navigation systems, robotic targeting devices and pre-surgical planning software. The enabling technologies annual market opportunity (including spine and other surgical procedures) was estimated at $287 million in 2019 (based on U.S. revenue) and is expected to grow to approximately $540 million by 2024.

Our Strategy

Our goal is to establish ourselves as a global innovator of novel and proprietary technologies and become a leader in the spine market. To achieve our goal, we are pursuing the following strategies:

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Leverage our digital surgery platform to improve patient outcomes and drive adoption of our spine implants and biomaterials products. We believe ARAI is one of the most advanced artificial intelligence technologies being applied to surgery, designed to autonomously assist the surgeon throughout the surgical procedure by generating an augmented reality in the surgical field and real-time useful perioperative information such as alerts to ensure the correct operative plan is being followed, which we believe will decrease surgical complications, reduce surgical times, and improve patient outcomes. If we receive regulatory clearance for ARAI, we believe the highly innovative nature of the technology will provide us with access to a broader surgeon customer base and may enhance our overall brand awareness as an innovative spine surgery company. We also believe that surgeon adopters of our ARAI platform may broadly adopt our spinal hardware and biomaterials products.

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Develop and commercialize an increased cadence of innovative spine implants and biomaterials products. We plan to leverage our current strengths and invest in our research and development platform in order to expand our product portfolio and develop next-generation, clinically validated products. To support these efforts, we plan to hire additional dedicated engineers and scientists with expertise in product design and development. We plan to continue to deepen our relationships with thought-leading surgeons to develop clinically validated procedures and products that deliver better patient outcomes. We recently invested in seven new 3D-printed titanium interbody devices and initiated development of a potentially best-in-class posterior screw system that we believe will enhance our posterior fixation product offering across spine procedures. We are strengthening our current biomaterials portfolio through the addition of distribution licenses in the areas of cellular allografts and DBMs, and are investing in the development of next-generation materials and growth factors. We also plan to create seamless integration between our products and procedures and our digital surgery platform.

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Validate our innovative products with clinical evidence. We have a history of investing in clinical efficacy and outcomes studies to validate our products with peer-reviewed clinical evidence. There are over 100 peer-reviewed clinical publications spanning our portfolio, including Coflex, HPS 2.0, TETRAfuse, and our ARAI digital surgery platform. We are investing in building a larger research and clinical affairs team that will bolster our clinical evidence. We plan to gather real-world clinical evidence on the safety and efficacy of our new innovative products. For example, if we receive regulatory clearance of our ARAI platform, we are planning prospective Institutional Review Board (“IRB”) studies to gather clinical evidence and begin to demonstrate better patient outcomes through the application of this novel digital surgery solution. We plan to continue collaborating with our surgeon customers and key opinion leaders to share clinical data analyses through peer-reviewed scientific publications and conference presentations to the spine surgery and medical community. We believe such clinical data will bring increased awareness of our products and technologies, and attract surgeon and patient interest.

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Grow our international business. We have strong commercial and research and development infrastructure outside the United States. We plan to focus our international commercial efforts on certain key markets that we believe represent a current annual market opportunity of $1.0 billion. We have a direct sales channel in several markets including Germany, which we believe provides us with a competitive advantage. We maintain a hybrid sales channel in other key markets throughout Europe and Asia where we plan to evaluate the potential for conversion to direct sales channels in order to enhance our market penetration. To facilitate continued growth of our international business, we plan to introduce multiple new innovative products to our surgeon customers. In the next twelve months, we plan to launch multiple new products outside the United States, including the HPS 2.0 pedicle screw system for motion preservation, the Streamline F fenestrated fixation system for MIS and open procedures, and several 3D printed titanium interbody implants.

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Strategically pursue acquisition, license, and distribution opportunities. We have experience identifying acquisition, license, and distribution opportunities and integrating new technologies to complement our product portfolio. We plan to strategically use these business development activities to supplement our internal innovations and fill key product portfolio needs. For example, in October 2020 we acquired Holo Surgical Inc., a private technology company developing a differentiated digital spine surgery platform to address the limitations of current computer-assisted spine surgery and robotics systems.

Our Products

We have a broad portfolio of spine implants, including solutions for fusion procedures in the lumbar, thoracic, and cervical spine, motion preservation solutions for the lumbar spine, and a minimally invasive surgical implant system for fusion of the sacroiliac joint. We also have a broad portfolio of biomaterial products. The tables below group our core products into key categories and summarize the features of each technology.

Spine Implants

We estimate that our spine implants portfolio covers 87% of core spine surgeries, with most of our revenues generated from spinal fusion devices. Fusion devices are designed and developed to aid in the restoration of spinal alignment and to provide fixation during the fusion process. Conversely, motion preservation devices are designed to stabilize the spine and allow for motion of the segments. Sacroiliac joint fusion implant systems are designed to relieve sacroiliac joint pain. We provide devices in each of these three segments of the spinal hardware implant market. Our flagship products within these categories are detailed below.

Fusion Devices

The following table sets forth selected Cervical Fusion products:

Selected Products	Image	Description	Region
Fortilink-C IBF System with TETRAfuse 3D Technology		3D printed cervical interbody fusion device designed to participate in the fusion process while maintaining bone-like mechanical properties. The unique nano-rough features of TETRAfuse 3D Technology allow bone cells to attach to the implant, increasing potential fusion in ACDF procedures.	United States International

CervAlign System		An anterior cervical plate system designed to meet the varying clinical needs of surgeons performing ACDF procedures.	United States

Streamline OCT Posterior Cervical Spinal Fixation System		A stabilization system for the occipito-cervico-thoracic posterior spine. The system provides the ability to tailor treatment to a specific patient for a more efficient, streamlined surgical experience.	United States

The following table sets forth selected thoracolumbar fusion device products:

Selected Products	Image	Description	Region
Streamline TL Spinal Fixation System		A stabilization system for the thoracolumbar spine. The system offers a broad range of implants and instruments, providing the ability to tailor treatment to a specific patient for a more efficient, streamlined, implant experience.	United States International

Streamline MIS Spinal Fixation System		A stabilization system for the thoracolumbar spine via a percutaneous, minimally-invasive approach. This system’s broad range of implants and instruments provides the ability to tailor treatment to a specific patient for a more efficient, streamlined, implant experience.	United States International

Fortilink-TS, Fortilink-L, & Fortilink-A		A line of interbody fusion devices that maintain bone-like mechanical properties that utilize TETRAfuse 3D technology, a unique 3D-printed nano-rough surface that has been shown to allow bone cells to attach to the implant, increasing the potential for fusion in the anterior column of the spine.	United States International

Sacroiliac Joint Fusion Devices

We are a market-leader in the sacroiliac joint, or SI, fusion segment of the spinal hardware implant market. Our SImmetry System allows for minimally invasive SI joint fusion surgery that eliminates the movement of the joint in two ways:

1.	True SI joint fusion – The surgeon decorticates the joint surfaces with special instruments, in accordance with orthopedic principles, to create the appropriate environment to fuse the joint.

2.	Immediate fixation – By placing an implant across the joint, the joint is instantly immobilized, allowing fusion.

Two-year data from the EVoluSIon study showed high rates of joint fusion and statistically significant decreases in opioid use, pain and disability scores, as well as the possibility of faster recovery times.

The following table sets forth our SI Joint Fusion product:

Selected Products	Image	Description	Region
SImmetry Sacroiliac Joint Fusion System		The SImmetry system is a minimally invasive SI joint fusion system that uses proven orthopedic principles, including joint decortication, bone grafting and fixation, to achieve true arthrodesis.	United States

Motion Preservation Devices

Our motion preservation portfolio includes the Coflex Interlaminar Stabilization device, the only FDA PMA-approved implant for the treatment of moderate to severe lumbar spinal stenosis in conjunction with direct decompression. Coflex is the first and only posterior lumbar motion preservation solution with Level I evidence, the highest possible level of clinical data, from two prospective, randomized studies against two treatment options—decompression alone and decompression with fusion—across two countries, the United States and Germany. Coflex has demonstrated long-term clinical outcomes for durable pain relief and stability. The device has been implanted in more than 163,000 patients worldwide.

The following table sets forth selected motion preservation devices:

Selected Products	Image	Description	Region
Coflex Interlaminar Stabilization		The only FDA PMA-approved implant for the treatment of moderate to severe lumbar spinal stenosis in conjunction with decompression. The Coflex device is designed to be implanted in both hospital and outpatient settings.	United States International

HPS 2.0 Universal Fixation System		HPS 2.0 is a thoracolumbar pedicle screw system offering the possibility of multi-segmental fusion with the option of dynamic stabilization of the cranial segments. The aim is to shorten the fusion construct, provide a stable transition, and thus reduce the risk of adjacent segment degeneration.	International

Biomaterials

We have a significant portfolio across the biomaterials market for spinal fusion procedures. Our portfolio of biomaterials includes products ranging from innovative tissue-based solutions to advanced synthetic bone graft substitutes for a range of surgical applications. Our biomaterials products complement our spine implants product line with the synergistic goal to improve fusion rates.

Cellular Allograft

The ViBone family of products, supplied by Aziyo Biologics, Inc. (“Aziyo”), is a next-generation viable cellular allograft bone matrix processed using a proprietary method optimized to protect and preserve the health of native bone cells to potentially enhance new bone formation.

The following table sets forth selected ViBone products:

Selected Products	Image	Description	Region
ViBone		Composed of cancellous bone particles with preserved cells and demineralized cortical bone particles produced via Aziyo’s gentle proprietary viable bone matrix process, delivering the necessary components for bone formation (osteoinduction, osteoconduction, and osteogenesis).	United States

ViBone Moldable		Designed with optimal handling characteristics, ViBone Moldable is a next-generation viable cell bone matrix processed using a proprietary method optimized to protect and preserve the health of native bone cells to potentially enhance new bone formation. It contains cancellous bone particles as well as demineralized cortical bone particles and fibers.	United States

Demineralized Bone Matrices

DBM formulations are designed to provide naturally occurring bone proteins and other growth factors at varying stages of the bone healing process. We offer a broad DBM portfolio supplied by RTI Surgical,

Inc., which includes putty, strip and boat configurations for various surgical applications to provide a natural scaffold for bone ingrowth and osteoinductive potential to facilitate fusion.

The following table sets forth selected DBM products:

Selected Products	Image	Description	Region
BioSet DBM		Provides a natural scaffold to support cellular ingrowth and provides osteoinductive potential. BioSet DBM is composed of demineralized bone from human donors, a highly purified porcine gelatin carrier, and is available with or without cortical cancellous chips. When combined with fluid (patient’s blood, sterile saline, or sterile water) the graft becomes pliable allowing easy placement of the grafting material.	United States International

BioReady DBM		A ready-to-use, osteoinductive bone graft that provides convenience, robust handling and safety. Processed from 100% donated human tissue, this graft is available in a variety of options to meet surgical needs. This graft does not require any preparation, such as thawing or mixing, and is available in various sizes for use as a bone void filler in surgical applications.	United States International

BioAdapt DBM		A sterile, room temperature implant offered in various pre-shaped options to meet the bone grafting needs of spine surgeons. It provides an open matrix which allows for bony ingrowth, as well as exposure of a full range of proteins known to induce the signal for bone formation.	United States International

Synthetic Bone Growth Substitutes

Our synthetic bone growth substitutes (“BGS”) portfolio, includes the nanOss family of products supplied by RTI Surgical, Inc., which provide osteoconductive nano-structured HA and an engineered extracellular matrix bioscaffold collagen carrier to provide a natural bone growth solution.

The following table sets forth selected BGS products:

Selected Products	Image	Description	Region
nanOss BGS		Advanced bone graft substitute is composed of nano-structured HA granules suspended in a porous gelatin-based foam matrix.	United States International

nanOss Loaded		Pre-filled closed mixing syringe system for consistency, sterility, compression, and easy delivery of nanOss.	United States International

nanOss 3D®		A preformed strip composed of osteoconductive nano-structured HA combined with an engineered extracellular matrix bioscaffold that mimics a natural bone growth solution.	United States International

nanOss 3D Plus BGS		A preformed strip composed of osteoconductive nano-structured HA combined with an engineered extracellular matrix bioscaffold that mimics a natural bone growth solution.	United States

Our Pipeline

We are committed to continuously expanding our portfolio of spine implants and biomaterials to bring next-generation products to market. Our development pipeline is driven by our commitment to becoming a leader in digital spine surgery and is enhanced by seamless procedural integration with our core and biomaterials products to advance the standard of spine care by reimagining what is possible through integrated intelligent technology.

ARAI Platform

Our ARAI platform is an advanced digital surgery guidance platform that combines 3D visualization, data analytics, and machine learning designed to improve patient outcomes, reduce operation time and decrease surgical complications. It is currently being developed and prepared for regulatory submission, and we believe it will be one of the most advanced artificial intelligence technologies being applied to surgery, designed to automatically identify and segment patient anatomy for autonomously assisting surgeons with spine surgery navigated guidance.

The ARAI platform was granted patents as an intelligent anatomical mapping technology designed to assist surgeons by allowing them to remain in safe anatomical zones while enhancing surgical performance to facilitate improved patient outcomes. We plan to make an FDA 510(k) premarket submission in the first quarter of 2021 and submit a CE mark application in Europe in 2022.

The ARAI platform is designed for an ergonomic and comfortable augmented reality experience for the 3D visualization of internal anatomy without soft-tissue exposure. The platform leverages imaging technology to display and visualize the patient’s internal anatomy in real-time. The visualization of the virtual internal anatomy responds and adapts to the surgeon’s 3D perspective and is displayed directly onto the surgical field consistent with the surgeons’ training and workflow. The platform also leverages artificial intelligence-based algorithms to autonomously identify, label, segment, and analyze bony, soft tissue, solid organ, vascular, and nervous system anatomy without any human intervention. ARAI has been designed with a unique setup process of quickly establishing the synchronization between virtual images and the patient’s real anatomy, a process called registration. Many computer-assisted spine surgery and robotics systems have long setup requirements and registration times that can delay the surgical procedure, leading to inefficiencies cited as a major reason why surgeons have not yet widely adopted navigation and robotic technology. The machine-learning algorithms provide suggestions for optimal implant placement for automatic presurgical planning and aid the surgeon in executing a plan with intraoperative guidance including recommendations and alerts.

Spine Implants and Biomaterials

Over the next 36 months, we plan to continue to build our portfolio and launch a number of new products to expand our product offerings. We believe our short-term priorities will help us bolster our existing portfolio by filling focused gaps with additional biomaterials offerings, including a 3D-printed titanium interbody family and a flagship posterior fixation system. Additional areas of focus and consideration include:

Procedural Category	Product
Interbody
ACDF, Transforaminal Lumbar Interbody Fusion (“TLIF”), Anterior Lumbar Interbody Fusion (“ALIF”)	3D Titanium Interbodies (static & stand-alone)
TLIF	Expandable TLIF

Procedural Category	Product

Fixation
Posterior Fixation	Next Gen Posterior Fixation (Open, Minimally Invasive Spine (“MIS”), Deformity, Cervical)
SI	SI Fusion Next Gen Procedure
ACDF	Anterior Cervical Plate

Biomaterials
Biomaterials	Growth Factor + DBM
Biomaterials	Synthetic + DBM Biomaterials
TLIF	Graft Delivery Device

Access
TLIF	Posterior Retractor

Research and Development

Since the launch of Surgalign in July 2020, we have focused on returning to a legacy of innovation, quality, and clinical validation in the design and development of our products. Instrumental to this focus is creating an R&D organization centralized in San Diego, California. This new center of excellence will continue to be supported by our strong capabilities in Wurmlingen, Germany. We have new capabilities in Poland, acquired through the Holo Surgical acquisition, that bring us expertise in augmented reality, machine learning, and software development. We have also maintained our strategic partnership with RTI Surgical, subsequent to the disposition of our OEM businesses, to support our spine implants and biomaterials businesses.

Our short-term product development efforts will focus on initiatives to enhance our interbody cage offerings, fill focused gaps in our biomaterials portfolio and develop a new flagship posterior fixation system. We believe that doing so will allow us to better compete at the procedural level. We will also continue to work on developing differentiated technologies and generating the necessary clinical data to drive demand and support appropriate reimbursement.

Aligning with our recent acquisition of Holo Surgical and our commitment to leading in digital surgery, we will also focus on bringing the Holo Surgical technology to market. Future priorities for building out a world-class digital surgery platform include seamless integration with our hardware portfolio, the expansion into additional therapies, and the reimagination of procedural planning and workflow execution. This will position us to differentiate our company in the enabling technologies space and give surgeons access to better information, faster, to translate into enhanced treatments and patient care.

In fall of 2020, we received regulatory clearance for a family of 3D printed titanium Interbody implants which we are planning to launch in the U.S. and international markets in early 2021. In 2019, we launched new implants and product enhancements in spine developed by our research and development teams. January 2018 marked the first clinical use of the Fortilink-TS and Fortilink-L product systems, which were followed by the full commercial launch of the Fortilink-TS system in May 2018. The Fortilink systems are the second and third in a family of devices to incorporate our TETRAfuse 3D Technology, the first 3D printed polymer-based implant material designed to participate in fusion. Additionally, in 2018 we introduced and launched ViBone Viable Bone Matrix for exclusive distribution in the United States. Early in 2020, we extended the TETRAfuse 3D Technology into the ALIF space with the release of the Fortilink-A interbody device. In November of 2020, we and Aziyo expanded our distribution agreement and announced the line extension of ViBone Moldable with handling improvements for better operating room experience. Enhancements were made to the Streamline OCT system, continuing to improve our features and options; performance improvements were made to our synthetic biomaterials line with the release of nanOss 3D Plus.

Intellectual Property

Our business depends upon the significant know-how and proprietary technology we have developed and curate. To protect this know-how and proprietary technology, we rely on a combination of trade secret laws, patents, licenses, trademarks, and confidentiality agreements. The intended effect of these intellectual property rights is to define zones of exclusive use of the covered intellectual property. The duration of patent rights generally is 20 years from the date of filing of priority application, while trademarks, once registered, generally have a term of 10 years but can be renewed so long as the trademarks continue to be used. Our trademarks and service marks provide our company and our products with a degree of brand recognition in our markets. However, we do not consider any single patent, trademark, or service mark material to our business strategy, financial condition, or results of operations. Further, we have entered into exclusive and non-exclusive licenses relating to third-party technologies.

Our U.S. and foreign holdings include, without limitation, patents, patent applications and trade secrets relating to or covering certain spinal implants; synthetic bone graft substitutes; interbody fusion and motion implants; spinal and orthopedic plates; spinal rods, cables and screws and spinal fixation systems and related instrumentation.

As part of the Holo Surgical acquisition, we acquired intellectual property and technologies that relate to digital surgery. The ARAI platform was granted artificial intelligence-based patents as an autonomous anatomical mapping technology designed to assist surgeons and physicians to diagnose, treat, and manage patients with neurosurgical and orthopedic conditions. The ARAI platform is capable of advanced, real-time analytics, autonomous presurgical planning, and autonomous intraoperative guidance, potentially enhancing surgical performance with the goal of facilitating improved patient outcomes.

The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants into our market increases, the risk of an infringement claim against us, as well as the risk of a third party infringing on our patents, grows. While we attempt to ensure that our implants and methods do not infringe, misappropriate or otherwise violate other parties’ patents and proprietary rights, our competitors or other third parties may assert that our current implants, and the methods we employ, are covered by patents held by them. In addition, our competitors and other third parties may assert that future implants and methods we may employ infringe their patents. If third parties claim that we infringe upon, misappropriate or otherwise violate their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling the affected implant. Even if we were to prevail, any litigation could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. We are currently and have in the past been, and may in the future be, involved in litigation relating to intellectual property. For more information regarding the risks related to intellectual property, please see the section titled “Risk Factors—Risks Related to Intellectual Property.”

Sales and Distribution

We currently market and sell our products in the United States and in more than 40 countries globally. Our U.S. salesforce consists of area sales directors, regional product specialists, and targeted market development teams who manage an extensive network of independent spine and orthobiologics distributors. Our international sales organization consists of a direct sales force in Germany and stocking distributors in the rest of the world.

We anticipate adding additional independent distributors and stocking distributors and plan to invest in additional marketing and surgeon training and education to support this expansion. We believe the expansion of our U.S. and international sales efforts will provide us with significant opportunity for future growth as we launch our digital technology platform, expand our product portfolio, and seek to penetrate existing and new markets.

Surgeon Education and Training

We devote significant resources to educate surgeons on the proper use of our technologies and techniques. The successful use of our products and technologies depends, in part, on the training and skills of the surgeon performing the procedure. We are developing a state-of-the-art cadaver operating theater and training facility in our San Diego Innovation Center, to help drive adoption of our products.

We believe our success has been, and will continue to be, partially dependent on our ability to differentiate, with clinically validated products and procedures, the quality of our products and reputation within the spine surgeon community. We have a strong commitment to conducting collaborative research with surgeons and we intend to continue working with surgeons and other healthcare professionals in clinical research to further advance our pipeline of novel, innovative technology, and product offerings.

International Operation

Internationally, we market and distribute our implants through a direct distribution organization and a network of independent distributors. International revenues accounted for approximately 17% of our pro forma 2019 global revenues.

Our international business is based in Wurmlingen, Germany. With our presence in the region, we can rely on the large local network of spine manufacturers and the wider “Medical Valley Community” of spine and medical device experts and talent. Our international warehousing and logistics have been outsourced to a qualified third-party logistics provider based in the Netherlands that has scalable biomaterials and hardware capabilities and operations. We received MDR certification in the EU in October 2020, which will provide us opportunities for future expansion.

A significant addition to our international presence is the acquisition of Holo Surgical in Poland which will allow us to harness new capabilities in digital surgery with artificial intelligence and predictive analytics.

Competition

Competition in the medical implant industry is intense and subject to rapid technological change and evolving industry requirements and standards. Companies within the industry compete based on design of related instrumentation, efficacy of implants, service and relationships with the surgical community, depth of range of implants, scientific and clinical results, and pricing. Many of our competitors are substantially larger than we are, with much greater resources. In some cases, our customers compete with us in multiple product categories.

We consider our principal competitors in the spine implant and orthobiologic markets to include Medtronic plc, DePuy Synthes, NuVasive, Inc., Stryker Corporation, Globus Medical, Inc., Zimmer Biomet Holdings, Inc., Alphatec Holdings Inc., SeaSpine Holdings Corporation, and Orthofix Medical, Inc.

Government Regulation and Corporate Compliance

Government Regulation

Government regulation plays a significant role in the design and distribution of allograft implants and medical devices. We procure, where applicable, process/manufacture, and market our allograft tissue implants and medical devices worldwide. Although some standardization exists, each country in which we do business has its own specific regulatory requirements. These requirements are dynamic in nature and, as such, are continually changing. New regulations may be promulgated at any time and with limited notice. While we believe that we are in material compliance with all existing pertinent international and domestic laws and regulations, there can be no assurance that changes in governmental administrations and regulations, or their interpretation or application, will not adversely affect our operations. Failure to comply with applicable requirements could result in fines, injunctions, civil penalties, recall or seizure of products, suspension of production, inability to market current products, criminal prosecution, and/or refusal of the government to authorize the marketing of new products.

We currently market and distribute allograft implants that are processed from human tissue, which are processed by third-party suppliers who are responsible for satisfying local regulatory requirements and who ship the implants directly to our customers. We believe that worldwide regulation of allografts is likely to intensify as the international regulatory community focuses on the growing demand for these implants and the attendant safety and efficacy issues of citizen recipients.

Our research, development, and clinical programs, as well as our marketing and commercial operations, are subject to extensive regulation in the United States and other countries. Most notably, all of our implants distributed in the United States are subject to the federal Food, Drug, and Cosmetic Act and the Public Health Services Act as implemented and enforced by the FDA. The regulations that cover our implants and facilities vary widely based on implant type and classification both in the United States, and from country to country. The amount of time required to obtain approvals or clearances from regulatory authorities also differs from country to country.

Unless an exemption applies, most of the medical devices that we commercially distribute in the United States are covered by premarket notification (“510(k)”) clearance from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risks are placed in either Class I or II. Manufacturers of most Class II medical devices are required to obtain 510(k) clearance prior to marketing their devices. To obtain 510(k) clearance, a company must submit a premarket notification demonstrating that the proposed device is “substantially equivalent” in intended use and in technological and performance characteristics to another legally marketed 510(k)-cleared “predicate device.” By regulation, the FDA’s performance goals are to clear or deny a 510(k) premarket notification within 90 FDA review days of submission of the application. As a practical matter, clearance may take longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a lengthy premarket approval application (“PMA”) process. Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III, requiring approval through the PMA process.

Class III medical devices are required to undergo the PMA approval process in which the manufacturer must establish the safety and effectiveness of the device to the FDA’s satisfaction. A PMA application must provide extensive preclinical and clinical trial data as well as information about the device and its components regarding, among other things, device design, manufacturing, and labeling. Also, during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will typically conduct a preapproval inspection of the manufacturing facility to ensure compliance with the FDA’s Quality System Regulations (21 CFR Part 820) (“QSR”). FDA reviews of PMA applications generally can take between one and three years, or longer. We have one FDA PMA approved device: The Coflex Interlaminar Stabilization device. Coflex is currently the only FDA PMA-approved implant for the treatment of moderate to severe lumbar spinal stenosis in conjunction with decompression.

The medical devices that we develop, manufacture, distribute, and market are subject to rigorous regulation by the FDA and numerous other federal, state, and foreign governmental authorities. The process of obtaining FDA clearance and other regulatory approvals to develop and market a medical device, particularly from the FDA, can be costly and time-consuming, and there can be no assurance that such approvals will be granted on a timely basis, if at all. While we believe that we have obtained, or will be able to obtain, all necessary clearances and approvals for the manufacture and sale of our implants and that they are, or will be, in material compliance with applicable FDA and other material regulatory requirements, there can be no assurance that we will be able to continue such compliance. After an implant is placed on the market, numerous regulatory requirements continue to apply. Those regulatory requirements may include, as applicable: product listing and establishment registration; QSRs, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process; labeling regulations (including unique device identification (“UDI”) requirements), and FDA prohibitions against the promotion of products for uncleared, unapproved, or off-label uses or indications; clearance of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use of one of our cleared devices; Medical Device Reporting regulations, which require that manufacturers report to FDA if their device may have caused or contributed to a death or serious injury, or has malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the device or a similar device were to recur; post-approval restrictions or conditions, including post-approval study commitments; post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device; the FDA’s recall authority, whereby it can ask, or under certain conditions order, device manufacturers to recall from the market a product that is in violation of governing laws and regulations; regulations pertaining to voluntary recalls; and notices of corrections or removals.

We and certain of our suppliers also are subject to announced and unannounced inspections by the FDA to determine our compliance with FDA’s QSR and other regulations. If the FDA were to find that we or certain of our suppliers have failed to comply with applicable regulations, the agency could institute a wide variety of enforcement actions, ranging from a public Warning Letter to more severe sanctions such as: fines and civil penalties against us, our officers, our employees or our suppliers; unanticipated expenditures to address or defend such actions; delays in clearing or approving, or refusal to clear or approve, our products; withdrawal or suspension of approval of our products or those of our third-party suppliers by the FDA or other regulatory bodies; product recall or seizure; interruption of production; operating restrictions; injunctions; and criminal prosecution. Moreover, governmental authorities outside the United States have become increasingly stringent in their regulation of medical devices, and our products may become subject to more rigorous regulation by non-U.S. governmental authorities in the future. U.S. or non-U.S. government regulations may be imposed in the future that may have a material adverse effect on our business and operations. The EU has nationally transposed regulations based on the European Commission (“EC”) Medical Device Directives (“MDD”) for the control of medical devices with which manufacturers must comply. New Medical Device Regulations (“MDR”) were slated to replace the medical device directives effective May 26, 2020 in the EU. As of April 23, 2020, implementation of the EU MDR has been delayed until May 26, 2021. Manufacturers must have received Conformitè Europèene (“CE”) certification from a “notified body” to be able to sell products within the member states of the EU. Certification allows manufacturers to stamp the products of certified plants with a CE mark. Products covered by the EC directives that do not bear the CE mark cannot be sold or distributed within the EU. All products that we distribute in the EU have received CE certification.

All medical devices currently distributed in the EU under MDD are likely impacted by the upcoming implementation of MDR. MDR may also include products, such as human tissue, not traditionally considered medical devices in the EU. Additionally, MDR, among other things, increases regulatory requirements for several medical device groupings applicable to our implants distributed in the EU, including strengthening notified body oversight for Class I reusable surgical instruments, and up-classifying spinal devices in contact with the spinal column. We received MDR certification in October 2020.

Our products may be reimbursed by third-party payers, such as government programs, including Medicare, Medicaid, and Tricare or private insurance plans and healthcare networks. Third-party payers may deny reimbursement if they determine that a device provided to a patient or used in a procedure does not meet applicable payment criteria or if the policy holder’s healthcare insurance benefits are limited. Also, third-party payers may challenge the medical necessity and prices paid for our products and services.

The False Claims Act, Anti-Kickback Statute, Foreign Corrupt Practices Act, and United Kingdom Bribery Act of 2010, as well as state and international anti-bribery and anti-corruption legislation, regulate the conduct of medical device companies’ interactions with the healthcare industry. Among other things, these laws and others generally: (1) prohibit the provision of anything of value in exchange for the referral of patients for, or the purchase, order, or recommendation of, any item or service reimbursed by a federal healthcare program, (including Medicare and Medicaid); (2) require that claims for payment submitted to federal healthcare programs be truthful; and (3) prohibit inappropriate payment to foreign officials for the purpose of obtaining or retaining business. We maintain a compliance program that incorporates the seven fundamental elements as set forth by the Office of the Inspector General within the U.S. Department of Health and Human Services. This facilitates our compliance with requirements regarding the prohibition of inappropriate transfers of value in exchange for referrals or obtaining or retaining foreign business engagements, prohibition regarding the submission of inappropriate claims for reimbursement to federal healthcare programs, as well as generally ensuring ethical interactions with the healthcare industry both domestically and internationally.

Under Section 6002 of The Patient Protection and Affordable Care Act of 2010 (known as the Physician Payment Sunshine Act) and similar state and international transparency reporting legislation, we are required to collect and report data regarding payments or other transfers of value to physicians, teaching hospitals, and other persons in the healthcare industry. Our compliance program ensures all such payments and transfers of value are appropriate per the requirements of applicable anti-bribery or anti-corruption legislation and that all required data is reported to relevant U.S. and International governmental entities as called for by applicable transparency reporting legislation.

In addition, U.S. federal, state, and international laws protect the confidentiality of certain health and other personal information, in particular individually identifiable information such as medical records and other protected health information (“PHI”), and restrict the use and disclosure of such information. In administering our employee health plan, we comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). In our dealing with customers such as health care providers or hospitals, we are not a Covered Entity or Business Associate as defined by the HIPAA Privacy Rule, but we voluntarily incorporate applicable HIPAA standards in our corporate policies regarding handling of PHI we receive. We are also subject to the California Consumer Privacy Act. At the international level, the General Data Protection Regulation (EU 2016/679) (“GDPR”) applies to our processing of personal data of EU residents. This law regulates and protects the collection, use, processing, and disclosure of personal information, including by imposing privacy and security requirements and penalties for violations. We comply with this regulation for both general personal data as well as the higher sensitivity standards for health and financial data and are implementing the standards of this regulation as part of our corporate policy for processing personal data from all U.S. and international jurisdictions.

Corporate Compliance

We have a comprehensive compliance program. It is a fundamental policy of our company to conduct business in accordance with the highest ethical and legal standards. Our corporate compliance and ethics program is designed to promote legal compliance and ethical business practices throughout our domestic and international businesses.

Our compliance program is designed to substantially meet the U.S. Sentencing Commission’s guidelines for effective organizational compliance and ethics programs and to detect and prevent violations of applicable federal, state, and local laws and regulations. Our compliance program is global in nature; designed and operationalized to ensure compliance with relevant international laws and multi-jurisdictional legislation, including, but not limited to: OFAC, FCPA, UK Bribery Act, Modern Slavery, HIPAA and GDPR.

Key elements of our compliance program include:

•	Organizational oversight by senior-level personnel responsible for the compliance functions within our company;

•	Written standards and procedures, including a Code of Conduct;

•	Methods for communicating compliance concerns, including anonymous reporting mechanisms;

•	Investigation and remediation measures to ensure prompt response to reported matters and timely corrective action;

•	Compliance education and training for employees and contracted business associates such as distributors;

•	Auditing and monitoring controls to promote compliance with applicable laws and assess program effectiveness;

•

Oversight of interactions with healthcare professionals to ensure compliance with healthcare fraud & abuse laws, including mandated reporting of transfers of value to healthcare professionals under the Affordable Care Act;

•	Oversight of corporate handling of personal data to ensure compliance with data protection legislation;

•	Disciplinary guidelines to enforce compliance and address violations;

•	Screening of employees and relevant contracted business associates; and

•	Risk assessments to identify areas of regulatory compliance risk.

Employees

As of December 21, 2020, we had a total of 196 employees of which 80 were employed outside of the United States. None of our employees is represented by a labor union, and we consider our employee relations to be good. We believe a strong employee culture and a commitment to improving patient lives by advancing the standard of spine care will help foster a shared sense of engagement and purpose among our employees and provide us with a competitive advantage. Our culture and employees are driven by our five values: being relentless, gritty and tenacious; acting with speed; being customer-focused and patient-minded; leading with integrity; and being bold and acting courageously. We intend to attract and retain the best talent in the industry by offering competitive pay, annual incentive awards, equity opportunities, health, wellness and retirement benefits, and a work environment that enables our employees to fully utilize their potential and deliver long-term stockholder value. We also believe having a diverse workforce, including diversity of personal characteristics and experience, is important for us to succeed as we transform our legacy business into Surgalign: a leading stand-alone spinal implant company.

Seasonality

Our business is generally not seasonal in nature; however, the number of orthopedic implant surgeries and elective procedures generally declines during the summer months and increases in the fourth quarter.

Additional Information

For additional information about us, please refer to other documents we have filed with the Securities and Exchange Commission (“SEC”) and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

MANAGEMENT

Executive Officers and Directors

Set forth below is certain information regarding our executive officers and directors as of December 15, 2020, including a brief description of their respective backgrounds and business experience.

Name	Age	Title
Executive Officers and Employee Directors
Terry M. Rich	53	President and Chief Executive Officer, Director
Jonathon M. Singer	56	Chief Financial and Operating Officer
Scott Durall	56	Chief Commercial Officer
Joshua H. DeRienzis	52	General Counsel & Corporate Secretary
Ryan M. Bartolucci	39	Vice President & Chief Accounting Officer
Non-Employee Directors
Dr. Paul Lewicki	67	Director
Jeffrey C. Lightcap	61	Director
Thomas A. McEachin	68	Director
Stuart F. Simpson	52	Chair and Director
Mark D. Stolper	49	Director
Paul G. Thomas	65	Director
Nicholas J. Valeriani	64	Director
Shirley A. Weis	67	Director

Executive Officers and Employee Directors

Terry M. Rich	Mr. Rich joined the Board in July 2020 and he joined Surgalign in November 2019. He currently serves as President and Chief Executive Officer of the Company. He previously served as President, Global Spine of Surgalign. Mr. Rich has over 25 years of experience in the orthopedic and spine industry. Prior to joining Surgalign, he led the turnaround of Alphatec Holdings, Inc. from December 2016 through December 2018. Prior to Alphatec, from October 2015 to June 2016, Mr. Rich was the President, Upper Extremities, of Wright Medical Group, N.V., a global medical device company focused on extremities and biologics products. Prior to that, Mr. Rich served as Senior Vice President of U.S. Commercial Operations of Tornier, N.V., a medical device company, from March 2012 to October 2015, at which time Tornier and Wright Medical Group merged. Prior to joining Tornier, Mr. Rich held increasingly senior sales leadership positions at NuVasive, Inc., a San Diego-based spinal implant medical device company, from December 2005 until leaving the company in March 2012 as Senior Vice President, Sales, West. Mr. Rich brings to the Board significant experience in the orthopedic and spine industries.

Jonathon M. Singer	Jonathon M. Singer joined Surgalign in September 2017. He currently serves as Chief Financial and Operating Officer. Mr. Singer previously served as Chief Financial and Administrative Officer, Corporate Secretary. Prior to becoming an executive of Surgalign, Mr. Singer previously served as a member of the Board from May 2016 to September 2017. Mr. Singer previously served as Chief Financial Officer of Sagent Pharmaceuticals, Inc., a pharmaceutical manufacturing company, from 2011 until 2017 and was appointed Executive Vice President and Chief Financial Officer in March 2012. Mr. Singer was Senior Vice President, Treasurer, Secretary and Chief Financial Officer of Landauer, Inc., a health services company, from 2006 to 2011. From 2004 to 2006, Mr. Singer served as Vice President of Global Finance and Chief Financial Officer of the Medial segment for Teleflex Inc., a medical device company. Prior to 2004, Mr. Singer worked in various capacities for R.R. Donnelley & Sons Company, a communications company, Cardinal Health Inc., a healthcare company and KPMG LLP, an audit firm. Mr. Singer is a certified public accountant and received a B.S. in Business Administration from Miami University in Ohio and a master’s degree from Northwestern University’s Kellogg Graduate School of Management.

Scott Durall	Scott Durall joined Surgalign in June 2020 as Chief Commercial Officer, bringing 30 years of experience as a medical device sales and commercial leader. From 2019 to 2020, Scott served as Executive Vice President of Sales at Earlens Corp., a medical equipment company. Previously, he spent 10 years at NuVasive, Inc. serving in numerous commercial leadership roles including Executive Vice President of Strategic Sales and Operations, Vice President of Commercial Strategy and Area Vice President of Sales. Scott began his medical device sales career at U.S. Surgical Corporation, a medical equipment company, and served as Area Sales Director, before spending the next 10 years with Boston Scientific Corp., a medical device company, including as Director of Corporate Sales and National Accounts. Scott received a B.B.A. in Marketing from the University of Kentucky.

Joshua H. DeRienzis	Joshua H. DeRienzis joined Surgalign in April 2019. He currently serves as Vice President, General Counsel and Corporate Secretary. Prior to joining Surgalign, Mr. DeRienzis was Vice President and Corporate Secretary of The Williams Companies, Inc., a Fortune 500 energy company from 2016 to 2019. Prior to Williams he held senior legal roles at large publicly-traded healthcare companies including McKesson Corp. from 2013 to 2016, Mednax, Inc., and PSS World Medical, Inc., where he was general counsel and corporate secretary. Earlier in his career Mr. DeRienzis held senior attorney positions at various other companies. He also worked as a corporate attorney at the New York offices of Skadden, Arps, Slate, Meagher & Flom LLP and White & Case LLP. Mr. DeRienzis received a J.D. from the Benjamin N. Cardozo School of Law and a B.A. from the State University of New York at Albany.

Ryan M. Bartolucci	Ryan M. Bartolucci joined Surgalign in September 2018 as Vice President, Finance and Corporate Controller. He currently serves as Vice President and Chief Accounting Officer. Prior to joining Surgalign, Mr. Bartolucci held the same role at Sagent Pharmaceuticals, Inc., from 2015 to 2018 where he was responsible for public company accounting activities, internal controls and external audit coordination. Before joining Sagent, he spent 11 years at PricewaterhouseCoopers LLP, an audit firm, where he served in various roles in the Assurance department. Mr. Bartolucci is a certified public accountant. He received a B.S. in Accounting from the University of Dayton.

Non-Employee Directors

Dr. Paul Lewicki	Dr. Paul Lewicki PhD joined the Board in November 2020. He is a cognitive scientist, entrepreneur and investor. Paul co-founded Holo Surgical Inc. and most recently served as its President from 2016 until its acquisition by Surgalign in 2020. Paul previously served as Chief Executive Officer of StatSoft, a company he founded that pioneered commercial applications of big data learning and data mining, and became a developer of data mining solutions for all industries, until StatSoft was acquired by Dell in 2014. Paul is a former professor of cognitive psychology at the University of Tulsa (1984 – 2009). Paul currently serves on the board of directors of Dystrogen Therapeutics Inc., Kardiolytics Inc., and Inteneural Networks Inc. Paul received his M.S. and PhD at the University of Warsaw. Paul is a thought leader in predictive analytics and has a deep passion for the use of artificial intelligence to promote the general welfare by accelerating technology progress in the area of medicine. Mr. Lewicki’s experience with artificial intelligence and machine learning in the medical technology space, particularly with Holo Surgical Inc., provides our Board with valuable industry expertise and make him well qualified to serve as a member of our Board.

Jeffrey C. Lightcap	Mr. Lightcap joined the Board in July 2019. Since mid-2006, Mr. Lightcap has served as a Senior Managing Director at HealthCor Partners Management, LP, a growth equity investor focused on late stage venture and early commercial stage healthcare companies in the diagnostic, therapeutic and medical technology sectors. From 1997 to mid-2006, Mr. Lightcap served as a Senior Managing Director at JLL Partners, a leading middle-market private equity firm. Prior to JLL Partners, from 1993 to 1997, Mr. Lightcap served as a Managing Director at Merrill Lynch & Co., Inc., an investment bank. Prior to joining Merrill Lynch, Mr. Lightcap was a Senior Vice President in the mergers and acquisitions group at Kidder, Peabody & Co. and briefly at Salomon Brothers, Inc., both investment banks. Mr. Lightcap received a B.E. in Mechanical Engineering from the State University of New York at Stony Brook and an M.B.A. from the University of Chicago. Mr. Lightcap serves as a director of Careview Communications, Inc., a healthcare technology company. Mr. Lightcap’s experience navigating the reimbursement landscape and advancing access to medical devices with substantial clinical data and high-growth potential and his leadership skills exhibited throughout his career make him well qualified to serve as a member of our Board.

Thomas A. McEachin	Mr. McEachin joined the Board in December 2015. He has been retired since 2012. Prior to his retirement, he served in executive capacities with Covidien Surgical Solutions, a division of Covidien plc, from 2008 to 2012, first as Vice President, Finance from 2008 to 2011, and then as Vice President and Group Chief Financial Officer from 2011 to 2012. From 1997 to 2008, Mr. McEachin served United Technologies Corporation and its subsidiaries in various finance capacities. Prior to joining United Technologies, Mr. McEachin served in various executive capacities with Digital Equipment Corporation from 1986 to 1997 and Xerox Corporation from 1975 to 1986. Mr. McEachin currently serves on the board of directors of Mednax, Inc. Mr. McEachin holds a B.S. from New York University and an M.B.A. from Stanford University. Mr. McEachin qualifies as an audit committee financial expert as defined under the applicable rules of the SEC. Mr. McEachin’s finance and executive management experience provides our Board with valuable financial reporting, compliance, accounting and controls, and corporate governance experience.

Stuart F. Simpson	Mr. Simpson joined the Board in June 2020 and in July 2020 was appointed to serve as the Chairman of the Board. Mr. Simpson most recently served as the President of the Joint Replacement Division of Stryker Corporation, a medical technology company that provides products and services in orthopedics, medical and surgical, and neurotechnology and spine, from 2017 until his departure from Stryker in 2019. Mr. Simpson held various roles at Stryker from 1997 until 2019, including Vice President and General Manager of the Commercial Division from 2015 until 2017 and Vice President and General Manager of the Global Knee and Mako business division from 2014 until 2015. Prior to joining Stryker, Mr. Simpson gained diverse experience in sales and marketing in the pharmaceutical and medical technology industry, such as Howmedica International S. de R.L. (acquired by Stryker in 1998), Knoll AG and Gold Cross Limited. Mr. Simpson received a B.S. in Technology and Business Studies from the University of Strathclyde in Glasgow, United Kingdom. He also received a CIM Diploma in Marketing from the Central College of Commerce in Glasgow, United Kingdom. Mr. Simpson’s extensive background in the sports medicine, spine, orthopedic, and surgical device industry, particularly as a President of the Joint Replacement Division of Stryker, provides our Board with valuable industry expertise especially in digital surgery, an area that we believe will be important to our ongoing strategy in addition to his experience in new product development and acquisitions.

Mark D. Stolper	Mr. Stolper joined the Board in March 2017. He has served as Executive Vice President and Chief Financial Officer of RadNet, Inc., an owner and operator of freestanding medical diagnostic imaging centers, since July 2004, and he previously served as a member of the Board of RadNet, Inc. from March 2004 to July 2004. He has had diverse experiences in investment banking, private equity, venture capital investing and operations as follows: from 1993 to 1995, Mr. Stolper was a member of the corporate finance group at Dillon, Read & Co., Inc., an investment bank; from 1995 to 1997, Mr. Stolper was a member of Archon Capital Partners, an investment firm; from 1997 to 1999, Mr. Stolper worked in business development for Eastman Kodak Company, a technology company; and in 1999, Mr. Stolper co-founded Broadstream Capital Partners, a merchant bank. Mr. Stolper graduated with a B.A. in Economics from the University of Pennsylvania and a B.S.E. in Finance from the Wharton School. Additionally, Mr. Stolper earned a postgraduate Award in Accounting from the University of California, Los Angeles. Mr. Stolper also serves as a director of Rotech Healthcare Inc., a healthcare company. Mr. Stolper’s financial background in life sciences (particularly as a sitting Chief Financial Officer of a publicly-traded company), extensive experience in serving on boards of directors of both public and private companies, and broad mergers and acquisitions experience qualify him to serve on our Board.

Paul G. Thomas	Mr. Thomas joined the Board in June 2016. He has served as the Founder and Chief Executive Officer of Prominex, Inc., a point-of-care molecular diagnostic company focused on infectious diseases since January 2018. Prior to Prominex, he served as Founder, Chief Executive Officer and President of Roka Bioscience, Inc., a molecular diagnostics company focused on food safety applications, from September 2009 until January 2017. Mr. Thomas previously served as Chairman, Chief Executive Officer and President of LifeCell Corporation, a publicly traded regenerative medicine company, from 1998 until it was acquired by Kinetic Concepts, Inc. in 2008. Mr. Thomas previously held various senior positions, including President of the Pharmaceutical Products division, during his tenure of 15 years with Ohmeda Medical Inc., a world leader in inhalation anesthetics and acute care pharmaceuticals. Mr. Thomas received an M.B.A. from Columbia University Graduate School of Business and completed postgraduate studies in Chemistry at the University of Georgia Graduate School of Arts and Science. He received an B.S. in Chemistry from St. Michael’s College in Vermont. Mr. Thomas also serves as a director of Abiomed, Inc. and AxoGen, Inc., medical device companies. Mr. Thomas’s extensive leadership experience with companies in the life science industry qualifies him to serve as a member of our Board.

Nicholas J. Valeriani	Mr. Valeriani joined the Board in June 2016. He retired as the Chief Executive Officer of West Health, The Gary and Mary West Health Institute, an independent nonprofit medical research organization that works to create new and more effective ways of delivering healthcare at lower costs, a position he held until 2015. Previously, Mr. Valeriani served for 34 years in key positions at Johnson & Johnson, including Company Group Chairman of Johnson & Johnson Ortho-Clinical Diagnostics from 2009 to 2012; Vice President, Office of Strategy and Growth from 2007 to 2009; Worldwide Chairman, Medical Devices and Diagnostics from 2005 to 2007; and Corporate Vice President, Human Resources from 2003 to 2005. Mr. Valeriani also served on the Executive Committee of Johnson & Johnson during his tenure. Mr. Valeriani received a B.S. in Industrial Engineering and an M.B.A. from Rutgers University. Mr. Valeriani also serves as a director of Edwards Lifesciences Corp., a medical technology company. Mr. Valeriani’s experience in the global medical device industry and his leadership in the areas of strategy, growth and human resources qualifies him to serve on our Board.

Shirley A. Weis	Ms. Weis joined the Board in October 2014. She is president of Weis Associates, LLC, a consulting firm focused on healthcare management, strategic planning and leadership development, and emerita Vice President and Chief Administrative Officer of Mayo Clinic. Ms. Weis worked at Mayo Clinic in several different capacities since 1995, most recently overseeing the operations of the Mayo Clinic system. Ms. Weis was a member of the Mayo Clinic Board of Trustees and served as the secretary for the Mayo Clinic Board of Governors. Ms. Weis currently serves on the board of directors of Mednax, Inc. Ms. Weis is Professor of Practice in the W.P. Carey School of Business and the College of Nursing and Health Innovation at Arizona State University. Ms. Weis graduated with a B.S. in Nursing from Michigan State University and a master’s degree in management from Aquinas College. Ms. Weis also received an honorary doctor of science degree from Michigan State University. Ms. Weis’s background at the Mayo Clinic provides our Board with valuable healthcare and business strategy experience from the perspective of a purchaser of medical products. In addition, she has significant consulting and management experience.

Composition of the Board

Our Board of Directors currently consists of nine members: Terry M. Rich, Jeffrey C. Lightcap, Thomas A. McEachin, Stuart F. Simpson, Mark D. Stolper, Paul G. Thomas, Nicholas J. Valeriani, Shirley A. Weis, and Dr. Paul Lewicki. Our Board has determined that each of our current directors, except for Messrs. Rich, Simpson and Lewicki, is an “independent director” as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules. The nine directors are elected by holders of our common stock for a 1-year term. Each director’s current term is set to expire at our 2021 annual meeting.

Board Leadership Structure

We operate under a leadership structure in which the positions of Chairman of the Board and Chief Executive Officer have been separated, such that each position is held by a different person. Mr. Simpson currently serves as our Chairman and Mr. Rich serves as our President, Chief Executive Officer and a member of the Board. While we believe this structure is currently the most effective for our company at this time, the Board has no mandatory policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that, in our circumstances, there are advantages to having an independent director serve as Chairman for matters such as communications and relations between the Board and the Chief Executive Officer and other senior management. In particular, the Board believes that the current structure enhances the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities.

The Chairman oversees the planning of the annual Board calendar, and, with the Chief Executive Officer, in consultation with the other directors, schedules and sets the agenda for meetings of the Board and leads the discussion at such meetings. The Chairman also presides at executive sessions, serves as a liaison between the Chief Executive Officer and the independent directors, oversees the process pursuant to which directors receive appropriate and timely information, assists the Chairpersons of the Board committees in preparing agendas for the respective committee meetings, chairs the Company’s Annual Meeting of Stockholders, is available in appropriate circumstances to speak on behalf of the Board, and performs such other functions and responsibilities as set forth in our bylaws or as requested by the Board from time to time.

The Board’s Role in Risk Oversight

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees which then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operational, financial and reporting, succession planning and compensation, legal, compliance, and other risks. The Board and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors as appropriate.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with our business strategy, management succession planning, policy matters, significant litigation and regulatory exposures, the direction, appropriateness of investment, and adequacy of progress of our product development and other current matters that may present material risks to our financial performance, operations, infrastructure, plans, prospects or reputation, mergers and acquisition activities and related integration matters, and divestitures.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial infrastructure, investment guidelines and credit and liquidity matters. In addition, our programs and policies relating to legal and ethical compliance insofar as it relates to financial reporting and related matters, quality, safety, environmental assurance, cyber security and information technology security programs.

Compensation Committee	Risks and exposures related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements, including incentive plans. This includes the evaluation of whether such plans and arrangements comply with applicable legal and regulatory requirements or have the potential to encourage excessive risk taking.

Board/Committee	Primary Areas of Risk Oversight

Nominating and Governance Committee	Risks and exposures associated with director succession planning, healthcare compliance and ethics, corporate governance, and overall board effectiveness, including appropriate allocation of responsibility for risk oversight among the committees of the Board.

Committees of the Board

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee which assist our Board in discharging its responsibilities. The members of the Board on the date of this prospectus, and the committees of the Board on which they serve, are identified below.

Name	Audit	Compensation	Nominating and Governance

Terry M. Rich	—	—	—

Dr. Paul Lewicki	—	—	—

Jeffrey C. Lightcap(I)		—	—

Thomas A. McEachin(I)		—	—

Stuart F. Simpson	—	—	—

Mark D. Stolper(I)

Paul G. Thomas(I)	—

Nicholas J. Valeriani(I)	—

Shirley A. Weis(I)	—		—

Committee Chair

Member
(I)	Independent

Audit Committee

Our Audit Committee is charged with, among other things, the appointment of our independent registered public accounting firm, as well as discussing and reviewing with the independent registered public accounting firm the scope and the results of the annual audit, pre-approving the engagement of the independent registered public accounting firm for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. Our Audit Committee also reviews interim financial statements included in our quarterly reports and reviews financial statements and related documents filed with the SEC. The Board has determined that each member of the Audit Committee is independent within the meaning of the director independence standards of the Nasdaq Listing Rules as well as the heightened director independence standards of the SEC for Audit Committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that each of the members of the Audit Committee is financially literate and is able to read and understand consolidated financial statements and that Mr. McEachin qualifies as an “Audit Committee Financial Expert” as defined in the Exchange Act.

Compensation Committee

Our Compensation Committee plans, reviews and administers our executive compensation programs. The Board has determined that each member of the Compensation Committee is independent within the meaning of the director independence standards of the Nasdaq Listing Rules. In addition, each member of the Compensation Committee is a “non-employee” director as defined under Section 16 of the Exchange Act.

Nominating and Governance Committee

Our Nominating and Governance Committee was established for the purposes of assisting our Board in its selection of nominees for election to the Board at Annual Meetings of the Stockholders and to fill any vacancies or newly created directorships and assisting the Board in its oversight of the corporate governance of the Company, including the Company’s Corporate Compliance and Ethics Program. The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the director independence standards of the Nasdaq Listing Rules.

Code of Ethics for Senior Financial Professionals and Code of Conduct

Our Board has adopted a Code of Ethics for Senior Financial Professionals, applicable to our Chief Executive Officer, Chief Financial Officer and Vice President of Finance, Controller. Our Board has also adopted a Code of Conduct applicable to all of our directors, officers and employees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Board has adopted a related party transaction policy. The policy requires that all “interested transactions” (as defined below) between the Company and any “related party” (as defined below) are subject to approval or ratification by the Audit Committee. In determining whether to approve or ratify such transactions, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Also, the Board has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify any interested transaction in which the aggregate amount is expected to be less than $1 million. Finally, the policy provides that no director shall participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to the Audit Committee.

Under the policy, an “interested transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or any guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $100,000 in any fiscal year;

•	the Company is a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “related party” is defined as any:

•

person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than five percent beneficial owner of the Company’s common stock; or

•	immediate family member of any of the foregoing.

The Holo Surgical Acquisition

As noted above, on September 29, 2020, we entered in the Holo Surgical Purchase Agreement, pursuant to which, among other things, we consummated the Acquisition. As consideration for the Acquisition, we agreed to pay to Seller $30 million in cash and issue to Seller 6,250,000 shares of our common stock. In addition, the Seller will be entitled to receive contingent consideration from us valued in an aggregate amount of up to $83 million, which must be first paid in shares of our common stock (in an amount up to 8,650,000 shares) and then paid in cash thereafter, contingent upon and following the achievement of certain regulatory, commercial and utilization milestones by specified time periods occurring up to the sixth (6th) anniversary of the Closing Date. Dr. Paul Lewicki, a member of our board of directors, indirectly owns approximately 57.5% of the outstanding ownership interests in the Seller. The Acquisition was consummated on October 23, 2020 and Dr. Lewicki was appointed to our board of directors on November 23, 2020.

Simpson Consulting Agreement

On July 15, 2020, the Board appointed Stuart F. Simpson to serve as the Chairman of the Board, effective immediately upon consummation of the Transactions under the Holo Surgical Purchase Agreement. On July 20, 2020, Mr. Simpson entered into a consulting agreement (the “Consulting

Agreement”) with us, pursuant to which he will provide consulting services to us. The Consulting Agreement has an initial term of three years, but may be extended with the mutual agreement of the parties. Mr. Simpson will be entitled to an annual consulting fee of $275,000 per year during the term of the Consulting Agreement, payable in 12 equal monthly installments, and we agreed to enter into a restricted stock award agreement, pursuant to which we will grant to Mr. Simpson a restricted stock award equal to $825,000. The restricted stock grant shall vest in three equal amounts on the first, second and third anniversaries of the grant date. These amounts are in lieu of any amounts Mr. Simpson would otherwise receive as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of December 14, 2020 regarding the beneficial ownership of Surgalign’s common stock by: (1) each person, or group of affiliated persons, known by Surgalign to own beneficially more than 5% of Surgalign’s outstanding common stock; (2) each of Surgalign’s current directors; (3) each of Surgalign’s named executive officers for the year ended December 31, 2020; and (4) all of Surgalign’s current directors and executive officers as a group. The number of shares of common stock outstanding as of December 14, 2020 was 81,396,449. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless otherwise indicated, the address of the beneficial owner is: c/o Surgalign Holdings, Inc., 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015.

	Beneficial Ownership Prior to the Offering		Beneficial Ownership After the Offering
	Amount and Nature of Beneficial Ownership (1)		Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned	Percentage of Common Stock Owned	Number of Shares of Common Stock Owned	Percentage of Common Stock Owned
Named Executive Officers and Directors:
Ryan M. Bartolucci (2)	84,521	*
Joshua H. DeRienzis (3)	144,707	*
Scott Durall (4)	127,551	*
Camille I. Farhat (5)	1,110,619	1.4%
Terry M. Rich (6)	415,052	*
Jonathon M. Singer (7)	620,827	*
Dr. Paul Lewicki (8)	12,381	*
Jeffrey C. Lightcap (9)	57,786	*
Thomas A. McEachin (10)	110,438	*
Stuart F. Simpson (11)	280,551	*
Mark D. Stolper (12)	91,476	*
Paul G. Thomas (13)	100,415	*
Nicholas J. Valeriani (14)	111,415	*
Shirley A. Weis (15)	121,531	*
All Current Executive Officers and Directors as a Group (13 persons) (16):	2,278,651	2.8%

Beneficial Owners of More than 5%:
Hayfin Capital Holdings Limited (17)	5,631,026	6.9%
Paradigm Capital Management Inc. (18)	6,024,070	7.4%
BlackRock Inc. (19)	5,416,349	6.7%
Gregory L. Summe (20)	5,117,616	6.3%
Dimensional Fund Advisors, LP (21)	4,825,392	5.9%
Krensavage Asset Management, LLC (22)	4,443,771	5.5%
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio (23)	3,714,924	4.6%
Roboticine, Inc. (24)	6,250,000	7.7%

*	Represents beneficial ownership of less than 1%.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Shares of common stock issuable pursuant to restricted stock awards and options, to the extent such options are exercisable or convertible within 60 days after December 28, 2020 (the latest practicable date prior to this prospectus) are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person. This table does not include performance-based restricted stock grants under the Company’s 2019 Annual Incentive Plan (performance vesting at end of three years, date of grant February 2019), as the number of restricted shares to be awarded is not determinable at the time of grant and the recipients do not have the right to vote or other elements of beneficial ownership until vesting. The unvested shares of restricted stock included in the footnotes are time-based restricted stock grants deemed beneficially owned because the respective holders thereof have the right to vote such shares.

(2)	Includes 6,880 shares of common stock issuable upon the exercise of options and 70,063 shares of restricted stock.
(3)	Includes 126,482 shares of restricted stock.
(4)	Includes 127,551 shares of restricted stock.
(5)	Camille I. Farhart served as our President and Chief Executive Officer during 2019 and was one of our Named Executive Officers in 2019. He resigned from such positions effective as of July 20, 2020.
(6)	Includes 122,320 shares of common stock issuable upon the exercise of options and 211,185 shares of restricted stock.
(7)	Includes 51,200 shares of common stock issuable upon the exercise of options and 323,435 shares of restricted stock.
(8)	Includes 12,381 shares of restricted stock.
(9)	Includes 24,692 shares of restricted stock.
(10)	Includes 24,692 shares of restricted stock.
(11)	Includes 280,551 shares of restricted stock.
(12)	Includes 24,692 shares of restricted stock.
(13)	Includes 24,692 shares of restricted stock.
(14)	Includes 24,692 shares of restricted stock.
(15)	Includes 24,692 shares of restricted stock.
(16)

Includes 204,444 shares of common stock issuable upon the exercise of options and 932,197 shares of restricted stock. Excludes shares of common stock held by Camille I. Farhat, who is no longer an executive officer of our Company.

(17)

Information is derived from Schedule 13G, filed with the SEC on March 18, 2019 by Hayfin Capital Holdings Limited. According to the aforementioned Schedule 13G, Hayfin Capital Holdings Limited and Hayfin Management Holdings Limited have shared voting power and shared dispositive power with respect to 5,631,026 shares of common stock, Hayfin SOF II GP Limited has shared voting power and shared dispositive power with respect to 4,884,936 shares of common stock, Hayfin SOF II GP LP has shared voting power and shared dispositive power with respect to 4,420,385 shares of common stock, Hayfin Special Opportunities Fund II (AIV I) LP has shared voting power and shared dispositive power with respect to 3,898,338 shares of common stock, Hayfin Management Limited, Hayfin Opal Holdings Limited, and Hayfin Opal LuxCo 3 Sarl have shared voting power and shared dispositive power with respect to 591,243 shares of common stock, Hayfin Special Opportunities Fund II (AIV IB) LP has shared voting power and shared dispositive power with respect to 522,047 shares of common stock, Hayfin SOF II USD Co-Invest LP has shared voting power and shared dispositive power with respect to 464,551 shares of common stock, and Hayfin Topaz GP Limited, Hayfin Topaz LP, and Hayfin Topaz LuxCo 3 SCA have shared voting power and shared dispositive power with respect to 154,847 shares of common stock. Hayfin Capital Holdings Limited is the direct owner of Hayfin Holdings Management Limited, which is the direct owner of Hayfin SOF II GP Limited, which in turn is the general partner of Hayfin SOF II USD Co-Invest LP and Hayfin SOF II GP LP. Hayfin SOF II GP LP is the general partner of each of Hayfin Special Opportunities Fund II (AIV I) LP and Hayfin Special Opportunities Fund II (AIV IB) LP. Hayfin Holdings is the direct owner of Hayfin Management, which in turn owns all of the voting power of Opal Holdings, which is in turn the indirect owner of Opal 3. Hayfin Management Holdings Limited is the direct owner of Hayfin Topaz GP Limited, which is in turn the general partner of Hayfin Topaz LP, which is turn the indirect owner of Hayfin Topaz LuxCo 3 SCA. The address of Hayfin Capital Holdings Limited is c/o Hayfin Capital Management LLP, One Eagle Place, London, SW1Y 6AF, United Kingdom.

(18)

Information is derived from Amendment No. 6 to Schedule 13G, filed with the SEC on February 3, 2020 by Paradigm Capital Management Inc. The address of Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.

(19)	Information is derived from Amendment No. 11 to Schedule 13G, filed with the SEC on April 14, 2020 by BlackRock, Inc. The address of Black Rock Inc. is 55 East 52nd Street, New York, New York 10022.
(20)

Information is derived from Schedule 13G, filed with the SEC on January 14, 2020 by Gregory L. Summe. According to the aforementioned Schedule 13G, Glen Capital Partners Focus Fund, L.P., Glen Capital Partners LLC, Glen Capital Partners GP LLC and Gregory L. Summe have shared voting power and shared dispositive power with respect to 4,650,452 shares of common stock. Gregory L. Summe, when including shares held by members of Mr. Summe’s family with respect to which he shares voting and investment control, has shared voting power and shared dispositive power with respect to 5,117,616 shares of common stock. The address of Gregory L. Summe is 4851 Tamiami Trail N. Suite 200, Naples, Florida 34103.

(21)

Information is derived from Amendment No. 7 to Schedule 13G, filed with the SEC on February 12, 2020 by Dimensional Fund Advisors, LP. According to the aforementioned Schedule 13G, Dimensional Fund Advisors, LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors, LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors, LP or its subsidiaries may possess voting and/or investment power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of common stock held by the Funds. However, all securities reported herein are owned by the Funds. The address of Dimensional Fund Advisors, LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(22)

Information is derived from Schedule 13G, filed with the SEC on February 14, 2019 by Krensavage Asset Management, LLC. According to the aforementioned Schedule 13G, Krensavage Asset Management, LLC has shared voting power and shared dispositive power with respect to 4,443,771 shares of common stock, Krensavage Partners, L.P. has shared voting power and shared dispositive power with respect to 3,852,567 shares of common stock, and Krensavage Partners Too, L.P. has shared voting power and shared dispositive power with respect to 591,204 shares of common stock. The address of Krensavage Asset Management, LLC is 610 Fifth Avenue, Suite 301 New York, New York 10020.

(23)

Information is derived from Schedule 13G, filed with the SEC on April 13, 2020 by Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio. The address of Wellington Trust Company is c/o Wellington Trust Company, 280 Congress Street, Boston, Massachusetts 02210.

(24)

Information is derived from Schedule 13D, filed with the SEC on November 2, 2020 by Roboticine, Inc. According to the aforementioned Schedule 13D, Roboticine, Inc is majority owned by SSAR Investments, LLC. SSAR Investments, LLC is wholly owned by Neva, LLC. Neva, LLC is wholly owned by Dr. Paul Lewicki, a member of our board of directors. The directors of Roboticine, Inc. are Pawel Lewicki and Krzysztof Siemionow. The address of Roboticine, Inc. is 296 Woodward Boulevard, Tulsa, Oklahoma 74114.

DESCRIPTION OF CAPITAL STOCK

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our charter and bylaws as currently in effect. Copies of our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

Our Authorized Capital Stock

Under our charter, we are authorized to issue 150,000,000 shares of our common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 par value per share. The Company previously designated 50,000 shares of our preferred stock as Series A Convertible Preferred Stock (the “Series A Stock”). On July 24, 2020, the Company redeemed all of the outstanding shares of Series A Stock and filed a Certificate of Retirement of Series A Stock with the Delaware Secretary of State to eliminate all references to the Series A Stock from our charter. As of December 14, 2020, there were 81,396,449 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Common Stock

Voting Rights

Holders of common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders.

At a meeting of stockholders at which a quorum is present, the vote of the holders of a majority of the shares of our capital stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the statutes, of the Amended and Restated Certificate of Incorporation, as amended, or the Amended and Restated Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Cumulative voting for the election of directors is not authorized by our Amended and Restated Certificate of Incorporation, as amended, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock will be entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our Board from time to time may determine.

Preemptive Rights

The holders of our common stock do not have preemptive rights to purchase or subscribe for any of our capital stock or other securities.

Redemption

The shares of our common stock are not subject to redemption.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our company, subject to the rights, if any, of the holders of other classes of our capital stock, the holders of shares of our common stock are entitled to receive the assets legally available for distribution to our stockholders ratably among the holders of its common stock after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

Options and Other Stock-Based Rights

From time to time, we have issued and expect to continue to issue options and other stock-based rights, including restricted stock units, to various lenders, investors, consultants, employees, officers and directors of the Company.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SRGA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Financial Solutions, Inc., 2 Gateway Center, 283-299 Market Street, 15th Floor, Newark, New Jersey 07102.

Preferred Stock

Our charter authorizes our Board to provide for the issuance of shares of preferred stock in one or more series without further authorization from stockholders. Prior to issuance of shares of each series, our Board is required by the DGCL and our charter to fix the voting powers, designations, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof.

Anti-Takeover Provisions of Delaware Law and Our Governing Documents

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale, transfer, pledge or other disposition of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance or transfer of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three-year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our Company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could discourage, delay or prevent a change of control of our company or changes in management that our stockholders might deem advantageous, including transactions in which stockholders might otherwise receive a premium for their shares. As a result of these provisions, the price investors may be willing to pay for shares of our common stock may be limited, thereby depressing the market price of our common stock. Moreover, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board. Because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock, without action by the stockholders, makes it possible for our Board to issue one or more series of preferred stock with voting or other rights or preferences. Thus, our Board could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Stockholder Action

Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

Exclusive Forum

Our amended and restated bylaws specify that, unless a majority of our Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, our bylaws or our certificate of incorporation, (iv) any action asserting a claim against the Company or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. If the Court of Chancery does not have jurisdiction over any such action, then another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware, will be the sole and exclusive forum for such action. Our amended and restated bylaws also provide that, unless a majority of our Board consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, to the fullest extent permitted by law, will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These exclusive forum provisions may have the effect of discouraging lawsuits against our directors and officers.

The provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock in the public market or the perception that such sales may occur could adversely affect the market price of our common stock and also could adversely affect our future ability to raise capital through the sale of our common stock or other equity-related securities at times and prices we believe appropriate.

Upon completion of this offering, based on our shares outstanding as of December 14, 2020,                  shares of our common stock will be outstanding, or                  shares of common stock if the underwriters exercise their option to purchase additional shares in full. All of the shares of common stock that were sold pursuant to one of our registration statements are, and all of the shares of common stock expected to be sold in this offering, including any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be, freely tradable without restriction or further registration under the Securities Act unless held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below.

Lock-Up Agreements and Market Stand-off Agreements

Our directors, executive officers and certain other significant holders of our outstanding capital stock and other securities have entered into lock-up agreements with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Piper Sandler & Co. on behalf of the underwriters. See the section titled “Underwriting” for additional information.

Upon the expiration of the lock-up period, substantially all of the shares subject to such lock-up restriction will become eligible for sales, subject to the restrictions described below.

Rule 144

Rule 144, as currently in effect, generally provides that, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a stockholder who is not deemed to have been one of our affiliates at any time during the preceding 90 days and who has beneficially owned the shares of our capital stock proposed to be sold for at least six months is entitled to sell such shares in reliance upon Rule 144 without complying with the volume limitation, manner of sale or notice conditions of Rule 144. If such stockholder has beneficially owned the shares of our capital stock proposed to be sold for at least one year, then such person is entitled to sell such shares in reliance upon Rule 144 without complying with any of the conditions of Rule 144.

Rule 144 also provides that a stockholder who is deemed to have been one of our affiliates at any time during the preceding 90 days and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell such shares in reliance upon Rule 144 within any three month period beginning 90 days after the date of this prospectus a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our capital stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales of our capital stock made in reliance upon Rule 144 by a stockholder who is deemed to have been one of our affiliates at any time during the preceding 90 days are also subject to the current public information, manner of sale and notice conditions of Rule 144.

Rule 701

Rule 701 generally provides that, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a stockholder who purchased shares of our common stock pursuant to a written compensatory benefit plan or contract and who is not deemed to have been one of our affiliates at any time during the preceding 90 days may sell such shares in reliance upon Rule 144 without complying with the current public information or holding period conditions of Rule 144. Rule 701 also provides that a stockholder who purchased shares of our common stock pursuant to a written compensatory benefit plan or contract and who is deemed to have been one of our affiliates during the preceding 90 days may sell such shares under Rule 144 without complying with the holding period condition of Rule 144.

Equity Compensation Plans

We filed registration statements on Form S-8 under the Securities Act to register all of the shares of our common stock subject to equity awards outstanding or reserved for issuance under our equity compensation plans. The shares of our common stock covered by such registration statements are eligible for sale in the public market without restriction under the Securities Act immediately upon the effectiveness of such registration statement, subject to vesting restrictions, the conditions of Rule 144 applicable to affiliates and any applicable lock-up agreements.

Contingent Consideration Arrangements

As noted above, pursuant to the Holo Surgical Purchase Agreement, we may be required to pay contingent consideration to the Seller which may include an amount of up to 8,650,000 shares of our common stock. Additionally, in connection with our 2019 acquisition of Paradigm, we may be required to pay contingent consideration in an aggregate amount of up to $85 million of shares of our common stock and we may pay up to an additional $45 million of contingent consideration, at our election, in cash or shares of our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock issued pursuant to the offering as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of shares of our common stock (other than an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons as defined under the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and regulations, rulings, administrative pronouncements of the IRS and judicial decisions as of the date hereof. Those authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, financial institution, holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment, subject to special tax accounting rules as a result of any item of gross income with respect to stock being taken into account in an applicable financial statement, “controlled foreign corporation” or “passive foreign investment company” for U.S. federal income tax purposes). We cannot assure you that a change in law or a contrary position taken by the IRS or a court will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner and the partnership will generally depend upon the status of the partner (including certain determinations made at the partners level) and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

We have never paid cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.” If we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of shares of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in shares of our common stock, the excess will be treated as gain from the taxable disposition of shares of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification (on IRS Form W-8ECI) and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below under “Information Reporting and Backup Withholding,” for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Gain on Taxable Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other taxable disposition on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other taxable disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we currently are not, and do not anticipate becoming, a “United States real property holding corporation.” Because the determination of whether we are a “United States real property holding corporation” depends, however, on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a “United States real property holding corporation” or will not become one in the future. If we are or become a “United States real property holding corporation,” however, so long as our common stock is “regularly traded” (as defined in applicable Treasury regulations) on an established securities market during the calendar year in which the sale or other taxable disposition occurs, gain arising from a non-U.S. holder’s sale or other taxable disposition of our common stock will be subject to U.S. federal income tax only if such non-U.S. holder holds or held, actually or constructively, more than 5% of our common stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Distributions of dividends paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or certain other agreements.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends on our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Current provisions of the Code and Treasury Regulations that govern FATCA treat gross proceeds from the sale or other disposition of instruments that can produce U.S.-source interest (such as our common stock) as subject to FATCA withholding after December 31, 2018. However, under certain proposed Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), such gross proceeds are not subject to FATCA withholding. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement among us and Piper Sandler & Co. and Cantor Fitzgerald & Co., as the representatives of the underwriters names below and the book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed opposite its name below.

Underwriter	Number of Shares
Piper Sandler & Co.
Cantor Fitzgerald & Co.
BTIG, LLC
Craig-Hallum Capital Group LLC
Lake Street Capital Markets, LLC

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Option to Purchase Additional Shares

We have granted the underwriters an option to purchase up to                additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts, Commissions and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $                 per share of common stock. After the offering, if all of the shares of common stock are not sold at the public offering price, the public offering price and concession may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover of this prospectus.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters in connection with this offering, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares:

	Per Share	Total Without Option Exercise	Total With Full Option Exercise
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total fees and expenses payable by us in connection with this offering, excluding underwriting discounts and commissions referred to above, will be approximately $                . We have also agreed to reimburse the underwriters for certain expenses incurred by them in connection with the offering, including up to $                relating to the clearance of this offering with the Financial Industry Regulatory Authority.

Indemnification of Underwriters

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SRGA.”

No Sales of Similar Securities

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with or confidentially submit to the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive, shares of our common stock or any such substantially similar securities, or publicly disclose the intention to do any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of each of Piper Sandler & Co. and Cantor Fitzgerald & Co., for a period of 90 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.

Our directors, executive officers and certain other significant holders of our outstanding capital stock and other securities have agreed, subject to certain exceptions, that, without the prior written consent of each of Piper Sandler & Co. and Cantor Fitzgerald & Co. on behalf of the underwriters, they will not, during the period ending 90 days after the date of this prospectus:

•

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive common stock whether now owned or hereafter acquired;

•	enter into any hedge, swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities;

•	make any demand for or exercise any right with respect to the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock; or

•	publicly disclose the intention to do any of the foregoing.

The restrictions described in the immediately preceding paragraph contained in the lock-up agreements with our directors, executive officers and certain other significant holders do not apply, subject to certain conditions and limitations, to certain transactions, including transfers or dispositions of such securities:

•	as a bona fide gift or gifts;

•

to an immediate family member of the holder or to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the holder or the immediate family of the holder;

•	to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate of the holder;

•	as part of a distribution to limited or general partners, limited liability company members, stockholders or other equityholders of the holder, or to the estate of any such person;

•	if the holder is a trust, to the beneficiary of such trust or the estate of any such beneficiary;

•	by testate succession or intestate succession;

•	by operation of law, including pursuant to a qualified domestic relations order, or in connection with a divorce settlement or other order of a court or administrative or regulatory agency;

•	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under any of the foregoing exceptions;

•	in connection with the exercise or settlement of stock options, restricted stock awards or other equity awards granted pursuant to equity incentive plans described herein;

•

to us in connection with the vesting, settlement or exercise of options, restricted stock awards or other equity awards granted pursuant to equity incentive plans described herein, in each case on a “net” or “cashless” basis or to cover tax withholding obligations in connection therewith;

•	to us in connection with the death, disability or termination of employment or service of an employee or service provider of the Company;

•

pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock involving a change of control that has been approved by our board of directors;

•	purchased in this offering, or in the open market following this offering; or

•	the establishment of a trading plan pursuant to Rule 10b5-1 of the Exchange Act.

Piper Sandler & Co. and Cantor Fitzgerald & Co., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

Price Stabilization, Short Positions and Penalty Bids

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, the underwriters participating in the offering may engage in short sale transactions, stabilizing transactions,

syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock from us or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares from us through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. If passive market making is commenced, it may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on each underwriter’s or its affiliates’ websites and any information contained in any other website maintained by any of the underwriters or an affiliate is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. In addition, from time to time, certain of the underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area and United Kingdom

In relation to each member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus

Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order and/or (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any shares of our common stock may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000. Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Germany

Each person who is in possession of this prospectus is aware of the fact that no German securities prospectus (wertpapierprospekt) within the meaning of the German Securities Prospectus Act (Wertpapier-prospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to the shares of our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in the Federal Republic of Germany within the meaning of the Act with respect to any of the shares of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements

Hong Kong

The shares of common stock have not been and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong); and no advertisement, invitation or document relating to the shares have been or will be issued or have been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it;

(iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Singapore

Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed for or acquired under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)

to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (“CMP Regulations 2018”), unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of the shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of the shares of common stock.

United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (“DFSA”), a regulatory authority of the Dubai International Financial Centre (“DIFC”). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares of common stock may not be offered to the public in the UAE and/or any of the free zones.

The shares of common stock may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

France

This prospectus (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).

This prospectus has not been and will not be submitted to the French Autorité des marchés financiers (the “AMF”) for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

1.	the transaction does not require a prospectus to be submitted for approval to the AMF;

2.

persons or entities referred to in Point 2°, Section II of Article L.411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and

3.

the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus. This prospectus has been distributed on the understanding that such recipients will only participate in the issue or sale of our common stock for their own account and undertake not to transfer, directly or indirectly, our common stock to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered hereby will be passed upon by Sidley Austin LLP, Chicago, Illinois. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from Surgalign Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on December 30, 2020, and the effectiveness of Surgalign Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph referring to: effective January 1, 2018, the Company adopted Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 606, Revenues from Contracts with Customers, using the modified retrospective method; effective January 1, 2019, the Company adopted ASC 842, Leases, using the optional transition method; the effects of discontinued operations; and the conditions that raise substantial doubt about Surgalign Holdings, Inc.’s ability to continue as a going concern, and (2) expresses an adverse opinion on the effectiveness of internal control over financial reporting because of material weaknesses). Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Holo Surgical Inc. as of and for the years ended December 31, 2019 and 2018 and as of and for the nine months ended September 30, 2020 and September 30, 2019, and the pro forma financial statements as of September 30, 2020 and December 31, 2019 incorporated by reference in this prospectus from our Current Report on Form 8-K/A filed with the SEC on December 30, 2020 have been so included in reliance on the report of Baker Tilly US, LLP, an independent registered public accounting firm, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

1.

Our Annual Report on Form 10-K, for the year ended December 31, 2019, filed with the SEC on June  8, 2020 (including the portions of our Definitive Proxy Statement on Schedule 14A relating to our 2020 annual meeting of stockholders that are incorporated by reference in our Annual Report on Form 10-K, filed with the SEC on June 18, 2020);

2.

Our Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on June  29, 2020, August  12, 2020 and November 16, 2020, respectively; and

3.

Our Current Reports on Form 8-K and 8-K/A, filed with the SEC on January 15, 2020, January 28, 2020, February  25, 2020, March 3, 2020, March  9, 2020, March 16, 2020, March  20, 2020, March 30, 2020, April  3, 2020, April 9, 2020, April  29, 2020, May 6, 2020, May  11, 2020, May 27, 2020, June  9, 2020, June 11, 2020, June  30, 2020, July 2, 2020, July  9, 2020, July 20, 2020, July  24, 2020, October  5, 2020, October  23, 2020, November  23, 2020, December 30, 2020 (Form 8-K) and December 30, 2020 (Form 8-K/A).

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Surgalign Holdings, Inc., Attn: Corporate Secretary, 520 Lake Cook Road, Suite 315, Deerfield, Illinois, (877)-343-6832.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.surgalign.com under the caption “Investors—Financials.”

Information on any Surgalign website, any subsection, page or other subdivision of any Surgalign website, or any website linked to by content on any Surgalign website, is not part of this prospectus and will not be deemed to be incorporated by reference herein.

             Shares

SURGALIGN HOLDINGS, INC.

Common Stock

PROSPECTUS

Piper Sandler	Cantor

BTIG	Craig-Hallum Capital Group	Lake Street

                     , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the offering of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee		$9,409.88
FINRA filing fee		$11,750
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*

Total	$	*

* To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide for the indemnification of directors, officers, employees and agents of the Company to the fullest extent permitted by Section 145 of the DGCL. The Company has entered into indemnification agreements with its current directors and executive officers and insures its directors and officers against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation, as amended, provides for such limitation on liability for its directors.

The general effect of the above provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the above liabilities and expense.

The underwriting agreement provides for indemnification by the underwriters of the Company and its officers and directors, and by the Company of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with the offering.

Item 15.	Recent Sales of Unregistered Securities.

On September 29, 2020, the Company entered in the Stock Purchase Agreement (the “Holo Surgical Purchase Agreement”), by and among the Company, Roboticine, Inc., a Delaware corporation (“Seller”) and the other parties signatory thereto, pursuant to which, among other things, the Company would acquire all of the issued and outstanding equity interests in Holo Surgical Inc. (the “Acquisition”). As consideration for the Acquisition, the Company agreed to pay to Seller $30,000,000 in cash and issue to Seller 6,250,000 shares of the Company’s common stock. In addition, the Seller will be entitled to receive contingent consideration from Surgalign valued in an aggregate amount of up to $83,000,000, which must be first paid in shares of our common stock (in an amount up to 8,650,000 shares) and then paid in cash thereafter, contingent upon and following the achievement of certain regulatory, commercial and utilization milestones by specified time periods occurring up to the sixth (6th) year anniversary of the Closing Date. The number of shares of the Company’s common stock issued as contingent consideration with respect to the achievement of a post-closing milestone, if any, will be calculated based on the volume weighted average price of the Company’s common stock for the five (5) day trading period commencing on the opening of trading on the third trading day following the achievement of the applicable milestone. The Holo Surgical Purchase Agreement, the Acquisition and the related issuance of the Company’s common stock were previously described in the Company’s Current Reports on Form 8-K filed with the SEC on October 5, 2020 and October 23, 2020, each of which is incorporated by reference herein.

On October 23, 2020, the Company consummated the Acquisition and it issued 6,250,000 shares of its common stock to Seller.

Item 16.	Exhibits and Financial Statement Schedules.

Incorporated by Reference
Exhibit No.	Description	Form	File No.	Date Filed

1.1#	Form of Underwriting Agreement

2.1	Master Transaction Agreement, dated as of November 1, 2018, by and among RTI Surgical, Inc., PS Spine Holdco, LLC, Bears Holding Sub, Inc., and Bears Merger Sub, Inc.	8-K12B	001-38832	3/11/2019

2.2†	Equity Purchase Agreement, dated as of January 13, 2020, by and between RTI Surgical Holdings, Inc. and Ardi Bidco Ltd.	8-K	001-38832	1/15/2020

2.3†	First Amendment to Equity Purchase Agreement, dated as of March 6, 2020, by and between RTI Surgical Holdings, Inc. and Ardi Bidco Ltd.	8-K	001-38832	3/9/2020

2.4†	Second Amendment to Equity Purchase Agreement, dated as of April 27, 2020, by and between RTI Surgical Holdings, Inc. and Ardi Bidco Ltd.	8-K	001-38832	4/29/2020

2.5†	Third Amendment to Equity Purchase Agreement, dated July 8, 2020, by and between the Company and Ardi Bidco Ltd.	8-K	001-38832	7/9/2020

2.6†	Stock Purchase Agreement, dated as of September 29, 2020, by and among Surgalign Holdings, Inc., Roboticine, Inc., Holo Surgical S.A., Pawel Lewicki and Krzysztof Siemionow	8-K	001-38832	10/5/2020

2.7†	First Amendment to Stock Purchase Agreement, dated as of September 29, 2020, by and among Surgalign Holdings, Inc., Roboticine, Inc., Holo Surgical S.A., Pawel Lewicki and Krzysztof Siemionow	8-K	001-38832	10/23/2020

3.1	Amended and Restated Certificate of Incorporation of the Company, effective as of July 20, 2020.	8-K	001-38832	7/20/2020

3.2	Certificate of Amendment to Certificate of Incorporation of the Company, effective as of July 20, 2020	8-K	001-38832	7/20/2020

3.3	Amended and Restated Bylaws of the Company, effective as of July 20, 2020	8-K	001-38832	7/20/2020

3.4	Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock of the Company, effective as of July 20, 2020.	8-K	001-38832	7/20/2020

3.5	Certificate of Retirement of Series A Convertible Preferred Stock of the Company, effective as of July 24, 2020	8-K	001-38832	7/24/2020

4.1	Specimen of Common Stock Certificate.	S-4/A	333-228694	1/18/2019

5.1#	Opinion of Sidley Austin LLP

10.1‡	RTI Regeneration Technologies, Inc. 2004 Equity Incentive Plan.	10-Q	000-31271	8/6/2004

Incorporated by Reference
Exhibit No.	Description	Form	File No.	Date Filed

10.2‡	Form of Nonqualified Stock Option Grant Agreement.	10-K	000-31271	3/16/2005

10.3‡	Form of Incentive Stock Option Grant Agreement.	10-K	000-31271	3/16/2005

10.4‡	RTI Surgical, Inc. 2010 Equity Incentive Plan.	DEF 14A	000-31271	3/19/2010

10.5‡	Form of Director Indemnification Agreement.	8-K	000-31271	7/19/2013

10.6‡	RTI Surgical, Inc. 2015 Incentive Compensation Plan.	S-8	333-203861	5/5/2015

10.7‡	Form of Incentive Stock Option Agreement (under 2015 Plan).	S-8	333-203861	5/5/2015

10.8‡	Form of Nonqualified Stock Option Agreement (under 2015 Plan).	S-8	333-203861	5/5/2015

10.9‡	Form of Restricted Stock Agreement (under 2015 Plan).	S-8	333-203861	5/5/2015

10.10	Form of Executive Indemnification Agreement	10-Q	000-31271	5/4/2016

10.11‡	Employment Agreement, dated September 18, 2017, by and between Jonathon M. Singer and RTI Surgical, Inc.	10-Q	000-31271	11/3/2017

10.12‡	Restricted Stock Award Agreement, dated September 18, 2017, by and between Jonathon M. Singer and RTI Surgical, Inc.	10-Q	000-31271	11/3/2017

10.13‡	Stock Option Agreement, dated September 18, 2017, by and between Jonathon M. Singer and RTI Surgical, Inc.	10-Q	000-31271	11/3/2017

10.14‡	RTI Surgical, Inc. 2018 Incentive Compensation Plan	10-Q	000-31271	5/4/2018

10.15‡	Form of Incentive Stock Option Agreement (under 2018 Plan)	10-Q	000-31271	5/4/2018

10.16‡	Form of Nonqualified Stock Option Agreement (under 2018 Plan)	10-Q	000-31271	5/4/2018

10.17‡	Form of Restricted Stock Agreement (under 2018 Plan)	10-Q	000-31271	5/4/2018

10.18‡	Consultant Agreement, dated July 20, 2020, by and between the Company and Stuart F. Simpson	10-Q	001-38832	8/12/2020

10.19‡	Separation Agreement and General Release, dated July 17, 2020, by and between the Company and Camille Farhat	10-Q	001-38832	8/12/2020

10.20‡	Amended and Restated Employment Agreement, dated June 15, 2020, by and between the Company and Terry M. Rich	10-Q	001-38832	8/12/2020

10.21‡	Stand Alone Restricted Stock Agreement for Terry M. Rich, dated November 29, 2019, by and between the Company and Terry M. Rich	10-Q	001-38832	8/12/2020

Incorporated by Reference
Exhibit No.	Description	Form	File No.	Date Filed

10.22‡	Stand Alone Nonqualified Stock Option Agreement for Terry M. Rich, dated November 29, 2019, by and between the Company and Terry M. Rich	10-Q	001-38832	8/12/2020

10.23*	Involuntary Termination Agreement, dated January 13, 2020, by and between the Company and Joshua H. DeRienzis

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP

23.2*	Consent of Independent Registered Public Accounting Firm, Baker Tilly US, LLP

23.3#	Consent of Sidley Austin LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (contained herein on signature page)

†

Certain information in this exhibit identified by brackets has been omitted pursuant to Item 601(b) of Regulation S-K because it (i) is not material and (ii) would likely cause competitive harm to Surgalign Holdings, Inc. if publicly disclosed. Surgalign Holdings, Inc. hereby undertakes to furnish supplementally an unredacted copy of this exhibit upon request by the Securities and Exchange Commission.

‡	Indicates a management contract or any compensatory plan, contract, or arrangement.
*	Filed herewith.
#	To be filed by amendment.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act , the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on December 30, 2020.

SURGALIGN HOLDINGS, INC.

By:	/s/ Terry M. Rich
Terry M. Rich
President and Chief Executive Officer

POWERS OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Joshua H. DeRienzis and Jonathon M. Singer, and each of them, as his or her attorney-in-fact, with power of substitution, in his or her name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, to this registration statement on Form S-1 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TERRY M. RICH	President and Chief Executive Officer and Director (Principal Executive Officer)	December 30, 2020
Terry M. Rich

/s/ JONATHON M. SINGER	Chief Financial and Operating Officer (Principal Financial Officer)	December 30, 2020
Jonathon M. Singer

/s/ RYAN M. BARTOLUCCI	Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 30, 2020
Ryan M. Bartolucci

/s/ STUART F. SIMPSON	Chairman of the Board of Directors	December 30, 2020
Stuart F. Simpson

/s/ PAUL LEWICKI	Director	December 30, 2020
Paul Lewicki

/s/ JEFFREY C. LIGHTCAP	Director	December 30, 2020
Jeffrey C. Lightcap

/s/ THOMAS A. MCEACHIN	Director	December 30, 2020
Thomas A. McEachin

Signature	Title	Date

/s/ MARK D. STOLPER	Director	December 30, 2020
Mark D. Stolper

/s/ PAUL G. THOMAS	Director	December 30, 2020
Paul G. Thomas

/s/ NICHOLAS J. VALERIANI	Director	December 30, 2020
Nicholas J. Valeriani

/s/ SHIRLEY A. WEIS	Director	December 30, 2020
Shirley A. Weis